Exhibit 10.23

LEASE AGREEMENT

by and between

CALIFORNIA STATE TEACHERS’ RETIREMENT SYSTEM

as Landlord

and

CERADYNE, INC.

as Tenant

Suite 100, Building 696

and

Suite 122, Building 780

COVER PAGE

The capitalized terms in this Lease shall have the meanings ascribed to them below, and each reference to such term in the Lease shall incorporate such meaning therein as if fully set forth therein.

LANDLORD:	CALIFORNIA STATE TEACHERS’ RETIREMENT SYSTEM, a public entity of the State of
California, with its principal office located at c/o CB Richard Ellis Investors, L.L.C., 865 South
Figueroa Street, Thirty-Fifth Floor, Los Angeles, California 90017.

TENANT:	CERADYNE, INC., a Delaware corporation, d/b/a Ceradyne Thermo Materials

LEASED PREMISES:	(a) Address: 696 and 780 ParkNorth Boulevard Clarkston, Georgia 30021

(b) Suite: Suite 100 (within Building 696) Suite 122 (within Building 780)

(c) Rentable Area: 38,600 rentable square feet (within Building 696) 8,400 rentable square feet (within Building 780) 47,000 total rentable square feet

(d) Pro Rata Share of Building: 39.468% (Building 696) 12.50% (Building 780)

(e) Project: ParkNorth Business Center

TERM:	Sixty-four (64) months

ANTICIPATED COMMENCEMENT DATE:	February 1, 2004

ANTICIPATED EXPIRATION DATE:	May 31, 2009

BASE RENTAL (PER YEAR):	$176,720.04 (subject to annual escalations and provisions regarding abatement of rent as hereinafter provided)

BASE YEAR:	2004

SECURITY DEPOSIT:	$16,575.00 (computed based upon monthly amount of Base Rental applicable to the last month of the term)

LANDLORD’S AGENT:	Trammell Crow Services, Inc.

TENANT’S AGENT:	N/A

i

CERADYNE, INC.

LEASE AGREEMENT

ii

29. ESTOPPEL CERTIFICATE	17

30. PARKING	18

31. MORTGAGEE PROTECTION	18

32. RULES AND REGULATIONS	18

33. RELOCATION	18

34. BROKERAGE COMMISSIONS	18

35. DEFINITION AND LIABILITY OF LANDLORD	19

36. PROHIBITED TRANSACTIONS	20

37. HAZARDOUS MATERIALS	20

38. MISCELLANEOUS PROVISIONS	22

EXHIBITS:

EXHIBIT “A”:	Site Plan

EXHIBIT “B-1”:	Floor Plan – Building 696

EXHIBIT “B-2”:	Floor Plan – Building 780

EXHIBIT “C”:	Tenant’s Acceptance of the Premises

EXHIBIT “D”:	Special Stipulations Rider

EXHIBIT “D-1”:	Space Plan

iii

THIS LEASE AGREEMENT dated December 17, 2003 (“for identification purposes only”) is made and entered into on the day and year last below written, by and between CALIFORNIA STATE TEACHERS’ RETIREMENT SYSTEM, a public entity of the State of California (hereinafter referred to as “Landlord”), and CERADYNE, INC., a Delaware corporation, d/b/a Ceradyne Thermo Materials (hereinafter referred to as “Tenant”).

1.

LEASED PREMISES

1.01 Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the property hereinafter referred to collectively as the “Leased Premises”, described as approximately 38,600 rentable square feet of office/warehouse space located at Building 696, Suite 100, ParkNorth Business Center, 696 ParkNorth Boulevard, Clarkston, Georgia 30021, and approximately 8,400 rentable square feet of office/warehouse space located at Building 780, Suite 122, ParkNorth Business Center, 780 ParkNorth Boulevard, Clarkston, Georgia 30021, as shown on the Site Plan attached hereto as Exhibit “A” and incorporated herein by specific reference thereto. The buildings in which the Leased Premises are located are herein referred to collectively as the “Buildings”; and the real property on which the Buildings are situated is herein referred to as the “Land”. The Buildings, the Land and the other buildings and improvements located on the Land are herein referred to collectively as the “Project”. Floor Plans of the Buildings depicting the approximate dimensions and location of the Leased Premises within the Buildings are attached hereto as Exhibit “B-1” and “B-2”, respectively, and incorporated herein by specific reference thereto.

2.

TERM

2.01 Tenant hereby agrees to lease the Leased Premises from Landlord and Landlord hereby agrees to lease the Leased Premises to Tenant upon the terms, conditions and covenants contained herein. The term of this Lease shall extend for a period of sixty-four (64) full consecutive months commencing on the later of (i) the Substantial Completion Date with respect to the Landlord’s Work as provided for in Exhibit “D”, which is attached hereto and incorporated herein by specific reference thereto, or (ii) February 1, 2004 (hereinafter referred to as the “Commencement Date”), and continuing until midnight on the last day of the sixty-fourth (64th) full month following the Commencement Date, except to the extent the term of this Lease is earlier terminated under any of the terms and provisions of this Lease. Promptly upon the Commencement Date, the parties will complete and execute the Tenant’s Acceptance of Premises which is attached to this Lease as Exhibit “C” and incorporated herein by specific reference thereto, thereby setting forth and conclusively establishing (to the extent necessary) the Commencement Date and the Expiration Date of the Lease, so that such dates are certain, and such instrument, when executed, shall be and hereby is made a part of this Lease and incorporated into this Lease by specific reference. The terms “Substantial Completion Date” and “Landlord’s Work” shall be deemed to have the meaning and definition as set forth in attached Exhibit “D”.

3.

RENTAL

3.01 As rental for the Leased Premises, Tenant agrees to pay to Landlord Base Rental as set forth in the following schedule, subject to the terms and provisions regarding abatement of Base Rental as provided for in Section 3.05 of this Lease, hereinbelow:

Lease Term	Annual Base Rental	Monthly Base Rental
(a) Months 1 through 16 (and any first partial month)	$176,720.04	$14,726.67
(b) Months 17 through 28	$182,021.64	$15,168.47
(c) Months 29 through 40	$187,482.24	$15,623.52
(d) Months 41 through 52	$193,106.76	$16,092.23
(e) Months 53 through 64	$198,900.00	$16,575.00

The Base Rental shall be due on or before the first day of each calendar month during the term, together with any other additional rental as hereinafter set forth; provided that, if the term shall commence on any date other than the first day of the month, then Base Rental for such first partial month shall be prorated as set forth below and shall be due and payable by Tenant on the Commencement Date. Tenant shall pay interest at a rate of twelve percent (12%) per annum on payments of rent that are paid more than ten (10) days after the due date thereof. If the Lease shall commence on any date other than the first day of a calendar month, or end on any date other than the last day of a calendar month, rent for such month shall be prorated. The commission of the Agent, as hereinafter provided, shall not apply to any amounts of rent which are payable under the terms of this Lease other than Base Rental.

3.02 Tenant shall deposit with Landlord, upon delivery of this Lease, an amount equal to THIRTY-ONE THOUSAND THREE HUNDRED ONE AND 67/100THS DOLLARS ($31,301.67), a portion of which, or FOURTEEN THOUSAND SEVEN HUNDRED TWENTY-SIX AND 67/100THS DOLLARS ($14,726.67) is to be applied as Base Rental for the first full month of the term for which Base Rental is due hereunder (after the application of the provisions regarding abatement of Base Rental as provided for hereinbelow), and, the other portion of which, or SIXTEEN THOUSAND FIVE HUNDRED SEVENTY-FIVE AND NO/100THS DOLLARS ($16,575.00), is to be held as a refundable security deposit (hereinafter referred to as the “Security Deposit”). Landlord may apply all or any part of the Security Deposit to cure any default by Tenant hereunder and Tenant shall promptly restore to the Security Deposit all amounts so applied upon demand therefor. Any portion of the Security Deposit which has not been applied by Landlord in accordance with the provisions hereof shall be returned to Tenant, without interest, within thirty (30) days after the expiration of the term of this Lease.

3.03 In addition to the Base Rental, Tenant agrees to pay Landlord as additional rental, its pro rata share of the amounts described in subparagraphs (a) and (b) below. Each year during the term hereof, Landlord shall give Tenant written notice of its estimate of the amount of common area maintenance charges and common area utility charges (collectively “Charges”) for the Leased Premises for the calendar year. Tenant shall, thereafter, during that calendar year, pay to Landlord one-twelfth (1/12) of the amount set forth in said statement at such time as its monthly installments of Base Rental hereunder are due and payable. At such time as Landlord is able to determine the actual Charges for such calendar year, Landlord shall deliver to Tenant a statement thereof and in the event the estimated Charges differ from the actual Charges, any adjustment necessary shall be made to additional rental payments next coming due under this paragraph. In this regard, Landlord shall make commercially reasonable efforts to deliver such statement to Tenant within ninety (90) days following the end of each calendar year.

(a) Landlord agrees to maintain those areas around the Buildings and in the Project, including parking areas, planted areas, signs and landscaped areas which are from time to time designated by Landlord. Tenant agrees to pay to Landlord as additional rental its pro rata share of all ground maintenance charges and other common area charges and expenses for the

Buildings and the Land (“CAM Charges”). The term “grounds maintenance” shall include, without limitation, all landscaping, planting, lawn and grounds care, and all repairs and maintenance to the grounds, signs and other common areas around the Buildings and in the Project and to all sidewalks, driveways, loading areas and parking areas. CAM Charges shall not include any of the following items:

(a) Cost of items considered capital repairs, replacements, improvements, and equipment under generally accepted accounting principles (“Capital Items”);

(b) Rental for items, which if purchased rather than rented, would constitute a Capital Item, except for expenses in connection with minor repairs on or keeping the Project in operation while minor repairs are being made;

(c) Costs incurred by Landlord for repairs, to the extent that Landlord is reimbursed by insurance proceeds;

(d) Marketing costs;

(e) Costs incurred by Landlord due to the violation by Landlord or any other tenant of the terms and conditions of any lease of space in the Project;

(f) Overhead and profit increment paid to Landlord or to subsidiaries or affiliates of Landlord for goods and services provided to the Project to the extent the same exceeds the fair market costs of such goods and services rendered by unaffiliated third parties;

(g) Landlord’s general corporate overhead and general and administrative expenses;

(h) Costs incurred by Landlord in connection with upgrading the Project to comply with life, fire, and safety codes, ordinances, statutes, or other laws in effect prior to the Commencement Date, including penalties or damages incurred due to non-compliance;

(i) Costs arising from the negligence or fault of other tenants, Landlord, or their agents, contractors, or invitees.

(j) Costs arising from latent defects in the base, shell, or core of the Building or improvements installed by Landlord;

(k) Costs for sculpture, paintings, or other works of art;

(l) Costs of any “tenant relations” parties or events not consented to in writing by Tenant;

(m) Any flowers, balloons, or other gifts provided to any entity, including, but not limited to, Tenant, other tenants, employees, vendors, contractors, prospective tenants and agents.

(b) In the event any utilities furnished to the Buildings or the Leased Premises are not separately metered, Tenant shall pay to Landlord, as additional rental, Tenant’s pro rata share of the gas, water, electricity, fuel, irrigation costs, light and heat, garbage collection services and for all other sanitary services rendered to the Leased Premises used by Tenant. Tenant’s prorated amount shall be determined on the basis of the size of the Leased Premises, unless Landlord determines that Tenant’s use of the Leased Premises justifies a disproportionate allocation of utility costs to Tenant or that other tenants’ use of their premises justifies a disproportionate allocation to such tenants.

3.04 Tenant agrees to pay as additional rent to Landlord, upon demand, its pro rata share of any utility surcharges, or any other costs levied, assessed or imposed by, or at the direction of, or resulting from statutes or regulations, or interpretations thereof, promulgated by any Federal, State, Municipal or local governmental authorities in connection with the use or occupancy of the Leased Premises.

3.05 Notwithstanding anything contained hereinabove to the contrary, if Tenant faithfully performs and complies with all of the terms and conditions of this Lease during the entire term hereof, Tenant’s obligation to pay monthly Base Rental shall be abated during the first four (4) full months of the term of this Lease (months 1 through 4); that is, the amount of monthly Base Rental which shall be payable by Tenant during the first four (4) full months of the term of this Lease (months 1 through 4) shall be in the amount of and shall be limited to ZERO AND NO/100THS DOLLARS ($0.00) per month. Abatement of rent as provided for herein shall apply to payment of monthly Base Rental only and shall not be applicable to payment of CAM Charges, taxes, insurance premiums, additional rent or any other charges, costs, expenses, or other amounts of rent payable by Tenant under this Lease. If Tenant at any time commits a breach or default under this Lease, however, which default is not cured by Tenant within any applicable notice and right to cure period which may be provided for herein, then Landlord may, in addition to all of the other rights or remedies it may have, rescind such abatement of monthly Base Rental and immediately recapture and collect the entire amount of the previously abated rent. However, Landlord’s failure to rescind the abatement of monthly Base Rental as provided for hereunder as a result of any breach or default by Tenant shall not be deemed to constitute a mutual departure from the express terms and provisions of this Lease or to be a waiver of Landlord’s rights to so rescind such abatement with regard to any subsequent breach or default by Tenant.

3.06 Until receipt of written notice from Landlord specifying a different address for payment, all amounts payable by Tenant pursuant to the terms and provisions of this Lease shall be made payable to “CBRE Investors ITS CALSTRS” and shall be delivered to Landlord at the following address:

CBRE INVESTORS ITS CALSTRS

ParkNorth

Account No. 09-37207

P. O. Box 905767

Charlotte, North Carolina 28290-5767

3.07 Landlord shall maintain accurate and complete books and records of all CAM Charges in a manner sufficient to calculate and verify CAM Charges for each calendar year occurring wholly or partially within the Lease Term, as such may be renewed and extended. Upon written request from Tenant, Landlord shall provide to Tenant reasonable detail of the calculations of CAM Charges (including, as applicable, Landlord’s budgets, estimates and adjustments thereto). Landlord shall maintain adequate books and records and accounting procedures. Upon at least fifteen (15) days prior written notice to Landlord, Tenant, or a mutually agreed upon certified public accounting firm acting as Tenant’s agent, shall have the right to audit and inspect such books and records from time to time for the sole purpose of verifying in good faith the accuracy of the information contained in any statement of CAM Charges provided by Landlord. Landlord shall cooperate with Tenant during the course of such audit, including, without limitation, making available books, records and personnel (provided such audit shall be conducted during regular business hours). Tenant and its auditors shall be entitled, at Tenant’s expense, to make photocopies of such books and records. Tenant shall keep all information derived from such audit confidential and shall use the same only for purposes of verifying, or resolving disputes about, charges with respect to this Lease. Any audit performed or conducted by or on behalf of Tenant shall be performed and conducted at the location where such books and records are maintained by Landlord, or at such other location as Landlord shall reasonably determine to be appropriate, and in a manner so as to minimize interference with Landlord’s business operations. Landlord shall have no obligation to approve any certified public accountant proposed by Tenant to perform such audit or inspection unless such party is able to demonstrate reasonably satisfactory experience in the auditing and review of leasehold operating expenses. Furthermore, in no event shall any such audit or inspection of Landlord’s books and records be conducted by any person or entity whose compensation is to be determined in whole or in part on a contingency based upon any savings which may be derived by Tenant from the refund of previously paid CAM Charges. If any audit discloses that Tenant has paid the wrong amount with respect to CAM Charges, and Landlord agrees with such determination, then Tenant shall pay the underpayment, or Landlord shall refund any overpayment or apply same as a credit against future Rent, as the case may be, within thirty (30) days after determination of the proper amount. Such right to audit and inspect Landlord’s books and records shall expire with respect to any calendar year of the Lease term unless Tenant notifies Landlord within one hundred eighty (180) days following the receipt of Landlord’s statement of CAM Charges with respect to such year of Tenant’s intention to exercise its audit rights hereunder. If Tenant fails to provide such notice within such time period, then Landlord’s statement of CAM Charges shall be conclusively deemed to be correct in all respects and shall be binding upon Tenant. If such audit discloses that actual total CAM Charges with respect to the Project were overstated by more than ten percent (10%), Tenant will receive a credit against Tenant’s future CAM Charges obligations, as applicable, for the reasonable cost of an audit performed by a third party; otherwise the cost of such audit will be borne solely and exclusively by Tenant. Tenant agrees to keep, and to cause its accountant and employees to keep, all information revealed by any audit of Landlord’s books and records confidential and not to disclose any such information or permit any such information to be disclosed to any tenant other than Landlord, unless compelled to do so by a court of law. If Landlord disputes the results of Tenant’s audits, Landlord shall have the right to initiate an arbitration in accordance with Section 19 of the Lease. Pending the outcome of any audit conducted hereunder, Tenant shall pay the undisputed portion of CAM Charges.

4.

DELAY IN DELIVERY OF POSSESSION

4.01 If Landlord, for any reason whatsoever, cannot deliver possession of the Leased Premises to Tenant on or before the Anticipated Commencement Date as set forth on the Cover Page of this Lease, then this Lease shall not be void or voidable, nor shall Landlord be liable to Tenant for any loss or damage resulting therefrom, but in that event the Commencement Date shall be delayed until possession of the Leased Premises is tendered by Landlord to Tenant, and the terms of this Lease shall be extended for a period equal to the period of such delay in delivery of possession, plus the number of days necessary to end the term of this Lease on the last day of a month. In the event of any such delay, Tenant’s obligation for the payment of Base Rental, Charges and common utility costs shall be abated in full until the delivery of possession of the Leased Premises as provided for hereinabove. Notwithstanding anything to the contrary contained in this Section 4.01, in the event of any delay in the delivery of possession of the Leased Premises resulting from any delays by Tenant, the Commencement Date of this Lease shall be deemed to be the date the Leased Premises would have been delivered to Tenant but for such delays by Tenant, and rent shall commence on such date.

5.

USE OF LEASED PREMISES

5.01 The Leased Premises may be used and occupied only for the purpose of ceramic component manufacturing and general office and warehouse use and for no other purpose or purposes, without Landlord’s prior written consent. Tenant shall promptly comply at its sole expense with all laws, ordinances, orders, and regulations affecting the Leased Premises and their cleanliness, safety, occupation and use. Tenant will not perform any act or carry on any practices that may injure the Building or be a nuisance or menace to tenants of adjoining premises. Tenant shall not cause, maintain or permit any outside storage on or about the Leased Premises, including pallets or other refuse. The rear loading areas of the Tenant’s unit must be clean and unobstructed. On or before the Commencement Date, Tenant shall take possession of, and, thereafter, continuously occupy the Leased Premises during the term of this Lease, and operate thereon the normal business operations of Tenant.

6.

UTILITIES

6.01 Landlord shall not be liable in the event of any interruption in the supply of any utilities, except to the extent caused by the gross negligence or wilful misconduct of Landlord; provided that, Landlord shall have no liability hereunder for any consequential, punitive or special damages resulting from any such interruptions of utility services. Tenant agrees that it will not install any equipment which will exceed or overload the capacity of any utility facilities and that if any equipment installed by Tenant shall require additional utility facilities, the same shall be installed by Tenant at Tenant’s expense in accordance with plans and specifications approved in writing by Landlord. Tenant shall be solely responsible for and shall pay all charges for use or consumption of sanitary sewer, water, gas, electricity and any other utility services serving the Leased Premises. In the event that Landlord determines (in its reasonable and good faith discretion) that it is advisable to separately meter any utility services provided to the Leased Premises, Landlord shall have the right to install a sub-meter and bill Tenant for the actual cost thereof, which shall be paid to Landlord within fifteen (15) days following Tenant’s receipt of such invoice.

7.

ACCEPTANCE OF LEASED PREMISES

7.01 By entry hereunder, Tenant acknowledges that it has examined the Leased Premises and accepts the same as being in the condition called for by this Lease, and as suited for the uses intended by Tenant.

7.02 Tenant hereby expressly acknowledges that it has had the opportunity to verify the square footages contained within the Leased Premises and the Building prior to the execution of this Lease, and hereby waives any right to adjust the rentable square footage of either the Leased Premises or the Building based upon any asserted inaccuracy in the square footages thereof. Furthermore, Tenant hereby expressly agrees that no audit or reassessment of the Leased Premises or the Building at any time hereafter shall reduce or otherwise affect Tenant’s obligation to pay rent in the amounts as set forth in this Lease or to in any way reduce or otherwise affect the computation of Tenant’s pro rata share of CAM Charges, utility charges, taxes, insurance premiums or any other charges as set forth herein.

8.

ALTERATIONS, MECHANICS’ LIENS

8.01 Alterations may not be made to the Leased Premises without prior written consent of Landlord, and any alterations of the Leased Premises shall at Landlord’s option become part of the realty and belong to Landlord. Notwithstanding the foregoing, however, Landlord’s consent to any interior non-structural, cosmetic alterations to the Leased Premises shall not be unreasonably withheld or delayed. Tenant shall only be obligated to remove any such alterations upon the expiration or earlier termination of the Lease if Landlord, at the time Landlord grants its consent therefor, states in writing that such alterations must be removed upon expiration or earlier termination of the Lease, or if Tenant has installed such alterations without Landlord’s consent.

8.02 Should Tenant desire to alter the Leased Premises and Landlord gives written consent to such alterations, at Landlord’s option, Tenant shall contract with a contractor approved by Landlord for the construction of such alterations, which approval shall not be unreasonably withheld or delayed. In this regard, Landlord hereby grants its express written consent, in advance, to the use of Mallory and Evans, having a mailing address of P.O. Box 447, Decatur, Georgia 30031, as the general contractor for purposes of any such alterations. Upon completion of the work, Tenant shall provide lien waivers from the subcontractors or a final affidavit of lien waiver from the general contractor. (Lien waivers and the Affidavit of Lien Waiver shall be in a form reasonably acceptable to Landlord.)

8.03 Notwithstanding anything in either paragraph 8.01 or paragraph 8.02 above, Tenant may, upon written consent of Landlord, which consent shall not be unreasonably withheld or delayed, install trade fixtures, machinery or other trade equipment in conformance with all applicable laws, statutes, ordinances, rules and regulations, and the same may be removed upon the termination of this Lease, provided Tenant shall not be in default under any of the terms and conditions of this Lease and the Leased Premises are not damaged by such removal. Tenant shall return the Leased Premises on the termination of this Lease in the same condition as existing following completion of Tenant’s Work, as such term is defined and further detailed in the Rider, attached hereto as Exhibit “D”, reasonable wear and tear and damage due to casualty or condemnation alone excepted. Tenant shall keep the Leased

Premises, the Buildings and property in which the Leased Premises are situated free from any liens arising out of any work performed for, materials furnished to, or obligations incurred by Tenant. All such work provided for above, shall be done at such times and in such manner as Landlord may from time to time designate. Except in the event of an emergency, Tenant shall give Landlord written notice five (5) days prior to employing any laborer or contractor to perform work resulting in an alteration of the Leased Premises so that Landlord may post a notice of non-responsibility. Tenant will pay or cause to be paid all costs and charges for work done by Tenant or caused to be done by Tenant in or to the Leased Premises or any property in which Landlord may hold any interest, and for all materials furnished for or in connection with such work. Tenant will indemnify Landlord against, and hold harmless Landlord against the liens and claims of lien and all other liabilities, liens, claims and demands on account of such work by or on behalf of Tenant. If any such lien at any time is filed against the Leased Premises or any part of the Buildings, Tenant shall immediately cause such lien to be discharged of record, or at its discretion bond off the lien pursuant to O.C.G.A. Sec. 44-14-364. Nothing herein will be deemed the consent or agreement of Landlord to subject Landlord’s interest in the Leased Premises or Buildings to liability under any mechanics or other lien law. In the event that Tenant fails to cause a lien which has been filed to be discharged, or shall fail to bond off said lien as herein provided, within ten (10) days of notice of said lien, in addition to all other rights and remedies it may have under the Lease or at law, Landlord may, at its option, pay such charge and related costs and interests and said amount and expenses, including reasonable attorneys’ fees shall be immediately due from Tenant to Landlord as additional rent.

9.

QUIET CONDUCT/QUIET ENJOYMENT

9.01 Tenant shall not commit or suffer any waste upon the Leased Premises, or any nuisance, or other act or thing which may disturb the quiet enjoyment of any other tenant in the Buildings or any building in the Project in which the Leased Premises are located.

9.02 So long as Tenant is not in default in the payment of rent or other charges or in the performance of any of the other terms, covenants, or conditions of the Lease beyond any applicable notice and/or right to cure periods provided for in this Lease, Tenant shall not be disturbed by Landlord or anyone claiming by, through or under Landlord in Tenant’s possession, enjoyment, use and occupancy of the Leased Premises during the original or any renewal term of the Lease or any extension or modification thereof.

10.

FIRE INSURANCE, HAZARDS

10.01 No use shall be made or permitted to be made of the Leased Premises, nor acts done which might increase the existing rate of insurance upon the Buildings or cause the cancellation of any insurance policy covering the Building, or any part thereof, nor shall Tenant sell, or permit to be kept, used or sold, in or about the Leased Premises, any article which may be prohibited by the Standard form of fire insurance policies; provided, however, that the foregoing provision shall in no way limit or prohibit those uses of the Leased Premises which are expressly permitted pursuant to and in accordance with Section 5.01 of this Lease. Tenant shall, at its sole cost and expense, comply with any and all requirements pertaining to the Leased Premises, of any insurance organization or company, necessary for the maintenance of reasonable fire and public liability insurance, covering the Leased Premises, the Buildings and appurtenances.

10.02 Tenant shall maintain in full force and effect on all of its inventory, fixtures and equipment in the Leased Premises a policy or policies of fire and extended coverage insurance with standard coverage endorsement to the extent of at least eighty percent (80%) of their insurable value. During the term of this Lease the proceeds from any such policy or policies of insurance shall be used for the repair or replacement of the fixtures, and Landlord will sign all documents necessary or proper in connection with the settlement of any claim or loss by Tenant. Landlord will not carry insurance on Tenant’s possessions. Tenant shall furnish Landlord with a certificate of such policy within thirty (30) days of the commencement of this Lease, and whenever required, shall satisfy Landlord that such policy is in full force and effect.

11.

LIABILITY INSURANCE

11.01 Tenant, at its own expense, shall provide and keep in force with companies reasonably acceptable to Landlord public liability insurance for the benefit of Landlord and Tenant jointly against liability for bodily injury and property damage in the amount of not less than Three Million Dollars ($3,000,000.00) per occurrence in respect to injuries to or death of more than one person, in the amount of not less than One Million Dollars ($1,000,000.00) per occurrence in respect to injuries or death to any one person, and in the amount of not less than One Million Dollars ($1,000,000.00) per occurrence in respect to damage to property, such limits to be for any greater amounts as may be reasonably indicated by circumstances from time to time existing. Tenant shall furnish Landlord with a certificate of such policy or policies within thirty (30) days of the Commencement Date of this Lease and whenever required shall satisfy Landlord that such policy or policies are in full force and effect. All such policies shall name Landlord as an additional insured and shall be primary and non-contributing with any insurance carried by Landlord. The policies shall contain a contractual liability endorsement which shall expressly insure Landlord against the performance of Tenant’s agreements of indemnity as provided for in this Lease. The policies shall further provide that they shall not be canceled or altered without ten (10) days prior written notice to Landlord.

12.

INDEMNIFICATION

12.01 Tenant shall indemnify and hold harmless Landlord against and from any and all claims arising from Tenant’s use of the Leased Premises (other than those arising solely from negligence of Landlord or its agents or employees), or the conduct of its business or from any activity, work, or thing done, permitted or suffered by the Tenant to be done in or about the Leased Premises, and shall further indemnify and hold harmless Landlord against and from any and all claims arising from any breach or default in the performance of any obligation on Tenant’s part to be performed under the terms of this Lease, or arising from any act, neglect, fault or omission of the Tenant, or of its agents or employees, and from and against all costs, attorney’s fees, expenses and liabilities incurred with respect to any such claim and/or with respect to any action or proceeding brought relative thereto, and in case any action or proceeding be brought against Landlord by reason of any such claim, Tenant, upon notice from Landlord, shall defend the same at Tenant’s expense by counsel chosen by Tenant and who is reasonably acceptable to Landlord. Tenant, as a material part of the consideration to Landlord, hereby assumes all risk of damage to property or injury to persons in or about the Leased Premises from any cause whatsoever except that which is caused by the failure of Landlord to observe any of the terms and conditions of this Lease where such failure has persisted for an unreasonable period of time after written notice of such failure, and except for any such damage or injury resulting from the gross negligence or wilful misconduct of Landlord, and Tenant hereby waives all claims in respect thereof against Landlord.

12.02 Landlord shall indemnify Tenant and hold Tenant harmless against and from any and all claims arising from any breach or default in the performance of any obligation on Landlord’s part to be performed under the terms of this Lease, or arising from any act, neglect, fault or omission of Landlord, or of its agents or employees, and from and against all costs, attorney’s fees, expenses and liabilities incurred with respect to any such claim and/or with respect to any action or proceeding brought relative thereto, and in case any action or proceeding be brought against Tenant by reason of any such claim, Landlord, upon notice from Tenant, shall defend the same at Landlord’s expense by counsel chosen by Landlord and who is reasonably acceptable to Tenant.

12.03 Landlord shall indemnify Tenant and hold Tenant harmless against and from any and all claims arising in the common areas of the Buildings or the grounds, sidewalks, driveways and parking areas on the Land (except to the extent arising from negligence of Tenant or its agents or employees), and from and against all costs, attorney’s fees, expenses and liabilities incurred with respect to any such claim and/or with respect to any action or proceeding brought relative thereto, and in case any action or proceeding be brought against Tenant by reason of any such claim, Landlord, upon notice from Tenant, shall defend the same at Landlord’s expense by counsel chosen by Landlord and who is reasonably acceptable to Tenant.

12.04 The obligations of Landlord and Tenant under this paragraph arising by reason of any occurrence taking place during the term of this Lease shall survive the termination or expiration of this Lease.

13.

WAIVER OF CLAIMS

13.01 Tenant, as a material part of the consideration to be rendered to Landlord, hereby assumes all risk of damage to property or injury to persons in or about the Leased Premises and hereby waives all claims against Landlord for damages to goods, wares and merchandise in, upon or about the Leased Premises and for injury to Tenant, its agents, employees, invitees, or third persons in or about the Leased Premises from any cause arising at any time, except for claims caused by or otherwise arising from the failure of Landlord to observe any of the terms and conditions of this Lease where such failure has persisted for an unreasonable period of time after written notice of such failure to Landlord by Tenant, and except for claims caused by or otherwise arising from the negligence or willful neglect of Landlord or its employees, agents or contractors.

13.02 Tenant shall have included in all policies of property insurance required hereunder a waiver by the insurer of all right of subrogation against the Landlord in connection with any loss or damage thereby insured against, and Landlord shall have included in all property insurance policies maintained by Landlord with respect to the Leased Premises a waiver by the insurer of all right of subrogation against the Tenant in connection with any loss or damage thereby insured against. To the full extent permitted by law, Landlord, as to its property insurance policies, and Tenant, as to its property insurance policies, each waives all right of recovery against the other for, and agrees to release the other from liability for, loss or damage to the extent such loss or damage results from a cause covered by valid and collectible insurance in effect at the time of such loss or damage or which would have been covered had the policies required hereunder been maintained; provided, however, that the foregoing release by each party is conditioned upon the other party’s carrying insurance with the above described waiver of subrogation to the extent required above, and if such coverage is not obtained or maintained by either party, then the other party’s foregoing release shall be deemed to be rescinded until such waiver is either obtained or reinstated.

14.

REPAIRS

14.01 Tenant shall, at its sole cost, keep and maintain the Leased Premises and appurtenances and every part thereof (excepting exterior walls, structural portions of the Leased Premises and roofs, which Landlord agrees to repair) including by way of illustration and not by way of limitation all windows, and skylights, doors, any store front and the interior of the Leased Premises, including all plumbing, heating, air conditioning, sewer, electrical systems and all fixtures and all other similar equipment serving the Leased Premises in good and sanitary order, condition, and repair. Notwithstanding the foregoing, however, Tenant shall have no obligation for the repair of any plumbing systems located outside of the Leased Premises, except to the extent any such repair is necessitated by or is the result of or otherwise arises from the negligence or willful misconduct of Tenant or any of Tenant’s officers, employees or agents. Tenant shall be responsible for all pest control within the Leased Premises, including, but not limited to the eradication of any ants or termites should infestation be observed during the term of the Lease. Tenant shall, at its sole cost, keep and maintain all utilities, fixtures and mechanical equipment used by Tenant in good order, condition, and repair. All windows shall be washed and cleaned as often as necessary to keep them clean and free from smudges and stains. In the event Tenant fails to maintain the Leased Premises as required herein or fails to commence repairs (requested by Landlord in writing) within thirty (30) days after such request, or fails diligently to proceed thereafter to complete such repairs, Landlord shall have the right in order to preserve the Leased Premises or portion thereof, and/or the appearance thereof, to make such repairs or have a contractor make such repairs and charge Tenant for the cost thereof as additional rent, together with interest at the rate of twelve percent (12%) per annum from the date of making such payments.

14.02 Landlord agrees to keep in good repair the roof, structural portions of the Building, foundations, and exterior walls of the Leased Premises, except repairs rendered necessary by the negligence of Tenant, its agents, employees or invitees. Landlord gives to Tenant exclusive control of Leased Premises and shall be under no obligations to inspect said Leased Premises. Tenant shall promptly report in writing to Landlord any defective condition known to it which Landlord is required to repair, and Landlord shall move with reasonable diligence to repair such item. Failure to report such defects of which Tenant has actual knowledge shall make Tenant responsible to Landlord for any liability incurred by Landlord by reason of such defects.

14.03 Tenant agrees that it shall, as part of the Tenant’s Work, install new HVAC equipment within the Leased Premises. All such new HVAC equipment may, at Tenant’s option, be removed by Tenant upon the expiration or earlier termination of this Lease; provided that, Tenant shall repair any damage to the Leased Premises resulting from such removal and shall otherwise return the Leased Premises in its condition prior to the installation of such HVAC equipment, ordinary wear and tear excepted. The contract shall be between Tenant and a dealer-authorized company reasonably acceptable to Landlord, and shall at a minimum provide for an equipment check and tune-up service each spring and fall, and filter and lubrication service every three (3) months. A copy of said contract shall be provided to Landlord, as well as any modification, extension, renewal or replacement thereof.

15.

SIGNS, LANDSCAPING

15.01 Landlord shall have the right to control landscaping and Tenant shall make no alterations or additions to the landscaping. Landlord shall have the right to approve the placing of signs and the size and quality of the same. Tenant shall place no exterior signs on the Leased Premises without the prior written consent of Landlord. Any signs not in conformity with the Lease may be immediately removed by Landlord. Notwithstanding anything contained in this Lease to the contrary, the cost of the fabrication and installation of Tenant’s marquis and Buildings signage, as applicable, shall be the sole and exclusive responsibility and liability of Tenant.

16.

ENTRY BY LANDLORD

16.01 Tenant shall permit Landlord and Landlord’s agents to enter the Leased Premises at all reasonable times, with reasonable periods of notice (except in cases of emergency), for the purpose of inspecting the same or for the purpose of maintaining the Building, or for the purpose of making repairs, alterations, or additions to any portion of the Building, including the erection and maintenance of such scaffolding, canopies, fences and props as may be required, or for the purpose of posting notices of non-responsibility for alterations, additions, or repairs, or for the purpose of showing the Leased Premises to prospective tenants or purchasers, or placing upon the Buildings any usual or ordinary “for sale” signs, without any rebate of rent and without any liability to Tenant for any loss of occupation or quiet enjoyment of the Leased Premises thereby occasioned; and shall permit Landlord at any time within four (4) months prior to the expiration of this Lease, to place upon the Leased Premises any usual or ordinary “to let” or “to lease” signs. For each of the aforesaid purposes, Landlord shall at all times have and retain a key with which to unlock all of the exterior doors about the Leased Premises.

17.

TAXES AND INSURANCE INCREASE

17.01 Tenant shall pay before delinquency any and all taxes, assessments, license fees, and public charges levied, assessed, or imposed and which become payable during the Lease upon Tenant’s fixtures, furniture, appliances and personal property installed or located in the Leased Premises.

17.02 Tenant shall pay, as additional rental during the term of this Lease and any extension or renewal thereof, the amount by which Tenant’s pro rata share of all taxes (as herein defined) for each tax year exceeds Tenant’s pro rata share of all taxes attributable to calendar year 2004. In the event the Leased Premises are less than the area of the entire property assessed for such taxes for any such tax year, then the tax for any such year applicable to the Leased Premises shall be determined by proration on the basis that the rentable floor area of the Leased Premises bears to the rentable floor area of the entire property assessed. The term “taxes” shall include all ad valorem taxes, special assessments, and governmental charges assessed against the Buildings or the Land; and such term shall also include any reasonable expenses, including fees and disbursements of attorneys, tax consultants, arbitrators, appraisers, experts and other witnesses, incurred by Landlord in contesting any taxes or the assessed valuation of all or any part of the Buildings or the Land. If either the first or final year of the lease term fails to coincide with the tax year, then the amount of taxes upon which the amount payable by Tenant is computed under this Lease shall be reduced by the pro rata part of such taxes that are attributable to the portion of any such tax year which is outside of the lease term. The agent’s commission shall not apply to any such additional rental resulting from the provisions of this paragraph.

17.03 Tenant agrees to pay the amount for all taxes levied upon or measured by the rent payable hereunder, whether as a so-called sales tax, transaction privilege tax, excise tax, or otherwise (but no income taxes of Landlord shall be payable by Tenant). Such taxes shall be due and payable at the same time as and in addition to each payment of rent.

17.04 Commencing in the year 2005 and during each remaining year of the lease term or any extension or renewal thereof, in the event that the insurance premiums payable by the Landlord for insurance coverage on the Buildings are increased, whether such increase is due to an increase in the valuation of the Buildings, or in the applicable rate of insurance, then Tenant agrees to pay Landlord as additional rental, Tenant’s pro rata share of the increase in said insurance premiums over the base amount paid in the year 2004. The term “insurance” shall include all fire and extended coverage insurance on the Buildings and all liability insurance coverage on the common areas of the Building, and the grounds, sidewalks, driveways and parking areas on the Land, together with such other insurance coverages, including, but not limited to, rent interruption insurance, as are from time to time obtained by Landlord. Tenant’s pro rata share shall be based on the square footage of the Leased Premises leased to Tenant (as specified in paragraph 1.01 hereof) compared to the total square footage of leasable space in the entire Building. If during the final year of the Lease, or any extension or renewal thereof, the term does not coincide with the year upon which the insurance rate is determined, the increase in premiums for the portion of that year shall be prorated according to the number of months during which Tenant is in possession of the Leased Premises.

17.05 On or about January 1 of each calendar year during the term of this Lease, Landlord shall provide Tenant with a good faith estimate of the amount by which taxes and insurance will exceed the base amounts during such calendar year. Tenant shall thereafter pay one-twelfth (1/12) of its pro rata share of such increase at such time as its monthly installments of Base Rental hereunder are due and payable. When the actual bills have been received by Landlord, Landlord shall notify Tenant of the actual taxes and insurance for such calendar year. If Tenant has paid more than it would have paid had the actual bills been known, Landlord shall credit such excess against the next additional rent payments coming due, or, in the event the lease term has at such time expired or terminated, Landlord shall pay such amount to Tenant within thirty (30) days following the date of such notification; however, if Tenant has not paid enough, Tenant shall pay the remainder to Landlord within fifteen (15) days following receipt of a statement from Landlord.

17.06 The provisions of paragraphs 17.01, 17.02, 17.03, 17.04 and 17.05 hereof shall survive the expiration or earlier termination of this Lease.

18.

ABANDONMENT

18.01 Tenant shall not vacate nor abandon the Leased Premises at any time during the term of this Lease; and if Tenant shall abandon, vacate or surrender the Leased Premises, or be dispossessed by process of law, or otherwise, any personal property belonging to Tenant and left on the Leased Premises shall, at the option of the Landlord, be deemed abandoned and be and become the property of Landlord.

19.

DESTRUCTION

19.01 If the Leased Premises or any portion thereof are destroyed by storm, fire, lightning, earthquake or other casualty, Tenant shall immediately notify Landlord. In the event the Leased Premises cannot, in Landlord’s reasonable, good faith judgment, be restored within one hundred eighty (180) days of the date of such damage or destruction, this Lease shall terminate as of the date of such destruction, and all rent and other sums payable by Tenant hereunder shall be accounted for as between Landlord and Tenant as of that date. Landlord shall notify Tenant within thirty (30) days of the date of the damage or destruction whether the Leased Premises can be restored within one hundred eighty (180) days. If this Lease is not terminated as provided in this Paragraph, Landlord shall, to the extent insurance proceeds payable on account of such damage or destruction are available to Landlord (with the excess proceeds belonging to Landlord), within a reasonable time, but in all events within one hundred eighty (180) days following the date of any such damage or destruction, repair, restore, rebuild, reconstruct or replace the damaged or destroyed portion of the Leased Premises to a condition substantially similar to the condition which existed prior to the damage or destruction; provided, however, Landlord shall only be required to repair, restore, rebuild, reconstruct and replace the Leased Premises to the condition as existing on the Commencement Date of this Lease, and Tenant shall, at its sole cost and expense, repair, restore, rebuild, reconstruct and replace, as required, any and all improvements installed in the Leased Premises by Tenant, including, without limitation, that work constituting the Tenant’s Work as more particularly described on Exhibit “D” attached hereto, and all trade fixtures, personal property, inventory, signs and other contents in the Leased Premises, and all other repairs not specifically required of Landlord hereunder, in a manner and to at least the condition existing prior to the damage. Tenant’s obligation to pay Base Rent and Charges shall abate until Landlord has repaired, restored, rebuilt, reconstructed or replaced the Leased Premises, as required herein, in proportion to the part of the Leased Premises which are unusable by Tenant. If the damage or destruction is due to the act, neglect, fault or omission of Tenant, there shall be no rent abatement except to the extent of rent loss insurance. In the event of any dispute between Landlord and Tenant relative to the provisions of this paragraph, Landlord and Tenant agree that the dispute shall be resolved by binding arbitration in accordance with O.C.G.A. § 9-9-1, et seq., and the American Arbitration Association’s “Arbitration Rules for the Real Estate Industry”, as in effect as of the Commencement Date. In the event the parties cannot agree on the selection of one (1) arbitrator, they agree to submit the dispute to American Arbitration Association, who shall select one (1) arbitrator. The decision of the arbitrator shall be final and binding on both Landlord and Tenant who shall bear the cost of such arbitration equally between them, provided, however, the arbitrator, in his discretion, shall have authority to award attorneys’ fees and otherwise allocate the costs of arbitration as part of any final award. Landlord shall not be required to repair any property installed in the Leased Premises by Tenant unless such property has been primarily insured under Landlord’s insurance policies. Tenant waives any right under applicable laws inconsistent with the terms of this paragraph and in the event of a destruction agrees to accept any commercially reasonable offer by

Landlord to provide Tenant with comparable space within the Project in which the Leased Premises are located on the same terms as this Lease. Notwithstanding the provisions of this paragraph, if any such damage or destruction occurs within the final one (1) year of the term hereof, then either Landlord or Tenant, in its sole discretion, may, without regard to the aforesaid 180-day period, terminate this Lease by written notice to the other such party.

20.

ASSIGNMENT AND SUBLETTING

20.01 Landlord shall have the right to transfer and assign, in whole or in part its rights and obligations in the Buildings and property that are the subject of this Lease. Tenant shall not assign this Lease or sublet all or any part of the Leased Premises without the prior written consent of the Landlord; provided that, Landlord’s consent to the subletting of any or all of the Leased Premises shall not be unreasonably withheld or delayed. In the event of any assignment or subletting, Tenant shall nevertheless at all times, remain fully responsible and liable for the payment of the rent and for compliance with all of its other obligations under the terms, provisions and covenants of this Lease. If all or any part of the Leased Premises are then assigned or sublet, Landlord, in addition to any other remedies provided by this Lease or provided by law, may at its option, collect directly from the assignee or subtenant all rents becoming due to Tenant by reason of the assignment or sublease; provided that, the foregoing provision shall apply to a sublease only if Tenant is at such time in default under this Lease beyond any applicable notice and/or right to cure period provided for under this Lease. Any collection directly by Landlord from the assignee or subtenant shall not be construed to constitute a novation or a release of Tenant from the further performance of its obligations under this Lease. In the event that Tenant sublets the Leased Premises or any part thereof, or assigns this Lease and at any time receives rent and/or other consideration which exceeds that which Tenant would at that time be obligated to pay to Landlord, Tenant shall pay to Landlord fifty percent (50%) of the gross excess in such rent as such rent is received by Tenant and fifty percent (50%) of any other consideration received by Tenant from such subtenant in connection with such sublease or, in the case of any assignment of this Lease by Tenant, Landlord shall receive fifty percent (50%) of any consideration paid to Tenant by such assignee in connection with such assignment. In addition, should Landlord agree to an assignment or sublease agreement, Tenant will pay to Landlord on demand a sum not to exceed $1,000.00 to partially reimburse Landlord for its costs, including reasonable attorneys’ fees, incurred in connection with processing such assignment or subletting request. Notwithstanding any contrary provisions contained in this Lease, Tenant may, upon at least ten (10) days prior written notice to Landlord, but without obtaining Landlord’s prior consent, without constituting a default under the Lease, and without triggering any recapture or termination rights in favor of Landlord, assign the Lease or sublet all or any portion of the Leased Premises to (a) any entity formed by Tenant, provided Tenant owns or beneficially controls a majority of the outstanding ownership interest in such entity, (b) any parent or subsidiary entity of Tenant, (c) any person or entity that acquires all or substantially all of Tenant’s assets, provided that such acquiring entity has a net worth on the date of such acquisition equal to or grater than the net worth of Tenant as of the date of this Lease, or (d) any entity with which Tenant merges, regardless of whether Tenant is the surviving entity, provided that such surviving entity has a net worth on the date of such merger equal to or greater than the net worth of Tenant as of the date of this Lease. In addition, an assignment or sublet shall not include, and Landlord’s consent shall not be required with respect to, any sale or other transfer of any shares of Tenant’s capital stock, including, but not limited to, (i) any initial or subsequent public offering by Tenant, or (ii) if Tenant is a public company, the sale or transfer of Tenant’s stock to take Tenant private. In the event of any such proposed assignment of the Lease or subletting of the Leased Premises not requiring Landlord’s consent hereunder, Tenant’s notice of such proposed assignment or subletting as required hereinabove shall clearly identify the nature of the transaction and the identity of the proposed assignee or subtenant; and Tenant shall further provide Landlord with such additional information regarding such proposed transaction as Landlord shall thereafter reasonably request or require. Landlord shall, in this regard, have the right to reject any such proposed assignment or subletting which is to an assignee or subtenant whose business, in Landlord’s reasonable judgment, is not in reasonable conformity with the nature and types of the businesses of the tenants occupying the Project as of the date of this Lease.

21.

EVENTS OF DEFAULT

21.01 In addition to any other event specified in this Lease as an event of default, the occurrence of any one or more of the following events during the term of this Lease shall constitute a breach of this Lease by Tenant and shall entitle Landlord to exercise any or all of the rights and remedies set forth in Article 22 of this Lease hereinbelow or which may be otherwise provided at law or in equity: (i) if Tenant shall fail to pay any installment of Base Rental, additional rental or any other charge or expense required to be paid by Tenant under this Lease on or before the date the same shall become due and payable, and such failure shall continue for a period of five (5) days following Tenant’s receipt of written notice that any such amount is delinquent; (ii) if Tenant shall fail to comply with or to otherwise perform or observe any other term, provision, condition or covenant of this Lease, and any such failure shall continue for a period of thirty (30) days following Tenant’s receipt of written notice of any such failure, provided that, if any such failure is of a type that cannot reasonably be cured within such thirty (30) day period, then Tenant shall not be deemed to be in default hereunder if Tenant commences such cure within such thirty (30) day period and thereafter diligently and continuously pursues such cure to completion; (iii) if Tenant’s interest in the Lease or in the Leased Premises is assigned or sublet by operation of law or otherwise in contravention of the provisions of Article 20 of this Lease hereinabove; (iv) if Tenant shall vacate or abandon the Leased Premises in contravention of the provisions of Article 18 of this Lease hereinabove; (v) if Tenant shall otherwise refuse to take possession of the Leased Premises upon the Commencement Date; (v) if Tenant or any guarantor of the Lease shall commit any event of insolvency, including, but not limited to, the filing of a voluntary petition in bankruptcy or for reorganization, the making of an assignment for the benefit of creditors, the admission in writing that any such party is unable to pay its debts generally as they become due, the issuance of a court order or decree that any such party is adjudicated a bankrupt, is declared insolvent, or is dissolved, the filing of an involuntary petition proposing the liquidation or reorganization of any such party pursuant to the bankruptcy or insolvency laws of the United States or any state which petition is not discharged or denied within ninety (90) days after the date upon which it was filed, the appointment of a trustee, receiver, liquidator, custodian or similar official with respect to the major part of any such party’s property, or the levy upon Tenant’s leasehold interest in the Leased Premises or the attachment thereof by process of law.

22.

LANDLORD’S REMEDIES

22.01 In the event of a default which continues beyond any applicable notice and/or right to cure period provided for in this Lease, Landlord in addition to any and all other rights or remedies that it may have hereunder, at law or in equity shall have the right to either terminate this Lease or from time to time, without terminating this Lease relet the Leased Premises or any part thereof for the account and in the name of Tenant or otherwise, for any such term or terms and conditions as Landlord in its sole discretion may deem advisable with the right to make reasonable alterations and repairs to the Leased Premises. Tenant shall pay to Landlord, as soon as ascertained, the reasonable costs and expenses incurred by Landlord in such reletting or in making such reasonable alterations and repairs. Should such rentals received from time to time from such reletting during any month be less than that agreed to be paid during that month by Tenant hereunder, the Tenant shall pay such deficiency to Landlord. Such deficiency shall be calculated and paid monthly.

22.02 No such reletting of the Leased Premises by Landlord shall be construed as an election on its part to terminate this Lease unless a notice of such intention be given to Tenant or unless the termination thereof be decreed by a court of competent jurisdiction. Notwithstanding any such reletting without termination, Landlord may immediately or at any time thereafter terminate this Lease, and this Lease shall be deemed to have been terminated upon receipt by Tenant of notice of such termination; upon such termination Landlord shall recover from Tenant all damages that Landlord may suffer by reason of such termination including, without limitation, all arrearages in rentals, costs, charges, additional rentals, and reimbursements, the cost (including court costs and attorneys’ fees actually incurred) of recovering possession of the Leased Premises, the actual or estimated (as reasonably estimated by Landlord) cost of any alteration of or repair to the Leased Premises which is necessary or proper to prepare the same for reletting; and, in addition thereto, Landlord shall have and recover from Tenant the difference between the present value (discounted at a rate per annum equal to the discount rate of the Federal Reserve Bank of Atlanta at the time the Event of Default occurs) of the rental to be paid by Tenant for the remainder of the lease term, and the present value (discounted at the same rate) of the fair market rental for the Leased Premises for the remainder of the lease term, taking into account the cost, time and other factors necessary to relet the Leased Premises, provided, however that such payment shall not constitute a penalty or forfeiture, but shall constitute full liquidated damages due to Landlord as a result of Tenant’s default. Landlord and Tenant acknowledge that Landlord’s actual damages in the event of a default by Tenant under this Lease will be difficult to ascertain, and that the liquidated damages provided above represent the parties’ best estimate of such damages. The parties expressly acknowledge that the foregoing liquidated damages are intended not as a penalty, but as full liquidated damages, as permitted by Section 13-6-7 of the Official Code of Georgia Annotated.

23.

ATTORNEY’S FEES

23.01 If Landlord and Tenant litigate any provision of this Lease or the subject matter of this Lease, the unsuccessful litigant will pay to the successful litigant all reasonable costs and expenses, including reasonable attorneys’ fees and court costs, incurred by the successful litigant at trial and on any appeal. If, without fault, either Landlord or Tenant is made a party to any litigation instituted by or against the other, the other will indemnify the faultless one against all loss, liability, and expense, including reasonable attorneys’ fees and court costs, incurred by it in connection with such litigation.

24.

CONDEMNATION

24.01 If, at any time during the term of this Lease, title to the entire Leased Premises should become vested in a public or quasi-public authority by virtue of the exercise of expropriation, appropriation, condemnation or other power in the nature of eminent domain, or by voluntary transfer from the owner of the Leased Premises under threat of such a taking then this Lease shall terminate as of the time of such vesting of title, after which neither party shall be further obligated to the other except for occurrence antedating such taking. The same results shall follow if less than the entire Leased Premises be thus taken, or transferred in lieu of such a taking, but to such extent that it would be legally and commercially impossible for Tenant to occupy the portion of the Leased Premises remaining, and impossible for Tenant to reasonably conduct its trade or business therein.

24.02 Should there be such a partial taking or transfer in lieu thereof, but not to such an extent as to make such continued occupancy and operation by Tenant an impossibility, then this Lease shall continue on all of its same terms and conditions subject only to an equitable reduction in rent proportionate to such taking.

24.03 In the event of any such taking or transfer, whether of the entire Leased Premises, or a portion thereof, it is expressly agreed and understood that all sums awarded, allowed or received in connection therewith shall belong to Landlord, and any rights otherwise vested in Tenant are hereby assigned to Landlord, and Tenant shall have no interest in or claim to any such sums or any portion thereof, whether the same be for the taking of the property or for damages, or otherwise. Nothing herein shall be construed, however, to preclude Tenant from prosecuting any claim directly against the condemning authority for loss of business (including loss of goodwill), moving expenses, damage to, and cost of, trade fixtures, furniture and other personal property belonging to Tenant; provided, however, that Tenant shall make no claim which shall diminish or adversely affect any award claimed or received by Landlord.

25.

NOTICES

25.01 All notices, statements, demands, requests, consents, approvals, authorization, offers, agreements, appointments, or designations under this Lease by either party to the other shall be in writing and shall be sufficiently given and served upon the other party, (i) by depositing same in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested; (ii) by recognized overnight, third party prepaid courier service (such as Federal Express), requiring signed receipt; (iii) by delivering the same in person to such party; or (iv) by prepaid telegram, telecopy or telex with delivery of an original copy of any such notice delivered pursuant to (ii) or (iii) above to be received no later than the next business day. Any such notice shall be deemed to be the notice of a party hereto if given by the party actually providing such notice or by such party’s legal counsel, or, with respect to Landlord, by Landlord’s property management agent. Notice personally delivered or sent by courier service, telegram, telecopy or telex shall be effective upon receipt. Any notice mailed in the foregoing manner shall be effective three (3) business days after its deposit in the United States mail. Either party may change its address for notices by giving notice to the other as provided above. Any rejection or other refusal to accept any such notice or the inability of the party giving such notice to deliver same as the result of a change of address as to which no notice of change has been given as provided herein shall be deemed to constitute receipt of such notice by the party which is unable or unwilling to accept such notice. For purposes of notice, the addresses of the parties shall be as follows:

(a)	To Tenant, at the Leased Premises, with a copy to:

Stradling Yocca Carlson & Rauth

660 Newport Center Drive, Suite 1600

Newport Beach, California 92660

Attn.: Robert E. Rich, Esq.

(b)	To Landlord, addressed to Landlord at the following addresses:

California State Teachers’ Retirement System

c/o CB Richard Ellis Investors, L.L.C.

865 South Figueroa Street

35th Floor

Los Angeles, California 90071

Attn.: Mr. Thomas Kirby

with additional copy to:

CB Richard Ellis, Inc.

715 Park North Boulevard

Suite 120

Clarkston, Georgia 30021

Attn.: Property Manager/ParkNorth Business Center

with additional copy to:

Epstein Becker & Green, P.C.

945 East Paces Ferry Road

Suite 2700

Atlanta, Georgia 30326

Attn.: John W. Boykin, Esq.

26.

WAIVER

26.01 The waiver by Landlord of any breach of any term, covenant, or condition herein contained shall not be deemed to be a waiver of such term, covenant, or condition or any subsequent breach of the same or any other term, covenant, or condition herein contained. The subsequent acceptance of rent hereunder by Landlord shall not be deemed to be a waiver of any preceding breach by Tenant of any term, covenant, or condition of this Lease, other than the failure of Tenant to pay the particular rental so accepted, regardless of Landlord’s knowledge of such preceding breach at the time of acceptance of such rent.

27.

EFFECT OF HOLDING OVER

27.01 If Tenant should remain in possession of the Leased Premises after the expiration of the lease term and without executing a new lease, then such holding over shall be construed as a tenancy from month to month, subject to all the conditions, provisions, and obligations of this Lease insofar as the same are applicable to a month to month tenancy, except that the rent payable pursuant to subparagraph 3.01 hereof shall be 150% of the rent payable pursuant to subparagraph 3.01.

28.

SUBORDINATION

28.01 This Lease, at Landlord’s option, shall be subordinate to any ground lease, first priority mortgage, first priority deed of trust, or first priority security deed (collectively, a “Superior Lien”) now or hereafter placed upon the real property of which the Leased Premises are a part and to any and all advances made on the security thereof and to all renewals, modifications, consolidations, replacements and extensions thereof. Notwithstanding the foregoing, in the event Landlord determines hereafter to encumber the Leased Premises by any future Superior Lien, Landlord shall use reasonable, good faith efforts to obtain a non-disturbance and attornment against from the holder of any such future Superior Lien which is reasonably acceptable to both Tenant and such holder, and which provides, at minimum, that the holder of such Superior Lien shall not disturb Tenant’s possession of the Leased Premises except in accordance with the terms of this Lease.

28.02 Subject to the terms of Section 28.01, Tenant agrees to execute any documents required or desirable in Landlord’s opinion to effectuate such subordination or to make this Lease prior to the lien of any such Superior Lien, all such documents to be in form and substance reasonably acceptable to Landlord. Subject to the terms of Section 28.01, if requested to do so, Tenant agrees to attorn to any person or other entity that acquires title to the real property encompassing the Leased Premises, whether through judicial foreclosure, sale under power, or otherwise, and to any assignee of such person or other entity.

29.

ESTOPPEL CERTIFICATE

29.01 Upon ten (10) days notice from Landlord to Tenant, Tenant shall deliver a certificate dated as of the first day of the calendar month in which such notice is received, executed by an appropriate officer, partner or individual, in the form as Landlord may reasonably require and stating but not limited to the following: (i) the Commencement Date of this Lease; (ii) the space occupied by Tenant hereunder; (iii) the expiration date hereof; (iv) a description of any renewal or expansion options; (v) the amount of rental currently and actually paid by Tenant under this Lease; (vi) the nature of any default or claimed default hereunder by Landlord and (vii) that Tenant is not in default hereunder nor has any event occurred which with the passage of time or the giving of notice would become a default by Tenant hereunder.

30.

PARKING

30.01 Tenant shall be entitled to park in common with other tenants of Landlord. Tenant agrees not to overburden the parking facilities and agrees to cooperate with Landlord and other tenants in the use of parking facilities. Tenant agrees to park all Tenant’s trucks in the parking spaces provided at the rear of the Buildings. “Parking” as used herein means the use by Tenant’s employees, its visitors, invitees, and customers for the parking of motor vehicles for such periods of time as are reasonably necessary in connection with use of and/or visits to the Leased Premises. No vehicle may be repaired or serviced in the parking area and any vehicle deemed abandoned by Landlord will be towed from the project and all costs therein shall be borne by the Tenant. All driveways, ingress and egress, and all parking spaces are for the joint use of all tenants. No area outside of the Leased Premises shall be used by Tenant for storage without Landlord’s prior written permission. There shall be no parking permitted on any of the streets or roadways located in the Project.

31.

MORTGAGEE PROTECTION

31.01 In the event of any default on the part of Landlord, Tenant will give notice by registered or certified mail to any beneficiary of a deed or trust or holder of a security deed or mortgage covering the Leased Premises whose address shall have been furnished to Tenant.

32.

RULES AND REGULATIONS

32.01 This Lease is subject to such reasonable rules and regulations regarding the use of the Project as may hereafter be adopted and promulgated by Landlord and which shall be provided to Tenant in writing. In addition, Tenant shall comply with all covenants, restrictions and other matters of record in the deed records of the county in which the Leased Premises are located which affect or encumber the Leased Premises, the Buildings or the Land.

33.

RELOCATION

[INTENTIONALLY OMITTED]

34.

BROKERAGE COMMISSIONS

34.01 Landlord’s Agent shall be entitled to receive a commission in the amounts and upon such terms and conditions as may be contained in any applicable commission agreement between Landlord and such party.

34.02 Tenant warrants and represents to Landlord that, other than Landlord’s Agent, no other party is entitled, as a result of the actions of Tenant, to a commission or other fee resulting from the execution of this Lease; and in the event Tenant extends or renews this Lease, or expands the Leased Premises, and any agent of Tenant is entitled to a commission in connection with such renewal or extension, Tenant shall pay all commissions and fees payable to any party engaged by Tenant to represent Tenant in connection therewith. Landlord warrants and represents to Tenant that, except as set forth above, no other party is entitled, as a result of the actions of Landlord, to a commission or other fee resulting from the execution of this Lease; and in the event Tenant extends or renews this Lease, or expands the Leased Premises, and Landlord’s Agent is entitled to a commission under the above-referenced commission agreement, Landlord shall pay all commissions and fees payable to Landlord’s Agent and any party (other than Landlord’s Agent) engaged by Landlord to represent Landlord in connection therewith. Landlord and Tenant agree to indemnify and hold each other harmless from any loss, cost, damage or expense (including reasonable attorneys’ fees) incurred by the nonindemnifying party as a result of the untruth or incorrectness of the foregoing warranty and representation, or failure to comply with the provisions of this subparagraph.

34.03 Landlord’s Agent, or employees of Landlord or its affiliates, are representing Landlord and are not representing Tenant.

35.

DEFINITION AND LIABILITY OF LANDLORD

35.01 As used in this Lease, the term “Landlord” means only the current owner of the fee title to the Buildings or the leasehold estate under a ground lease of the Buildings at the time in question. Each Landlord is obligated to perform the obligations of Landlord under this Lease only during the time such Landlord owns such interest or title. Any Landlord who transfers its title or interest in the Buildings is relieved of all liabilities for the obligations of Landlord under this Lease to be performed on or after the date of transfer. Tenant agrees to look solely to the transferee with respect to all matters in connection with this Lease.

35.02 It is expressly understood and agreed that notwithstanding anything in this Lease to the contrary, and notwithstanding any applicable law to the contrary, the liability of Landlord hereunder (including any successor landlord) and any recourse by Tenant against Landlord shall be limited solely and exclusively to the interest of Landlord in and to the Project and Building, and neither Landlord, nor any of its constituent partners or members, shall have any personal liability therefor, and Tenant hereby expressly waives and releases such personal liability on behalf of itself and all persons claiming by, through or under Tenant. Under no circumstances shall Landlord be liable for injury to Tenant’s business or for any loss of income or profit therefrom.

35.03 This Lease is being executed by CB RICHARD ELLIS INVESTORS, L.L.C., a Delaware limited liability company (“CBRE Investors”), as investment manager on behalf of Landlord. No present or future officer, director, employee, trustee, partner, member, manager, retirant, beneficiary, internal investment contractor, investment manager or agent of Landlord shall have any personal liability, directly or indirectly, and recourse shall not be had against any such officer, director, employee, trustee, partner, member, manager, retirant, beneficiary, internal investment contractor, investment manager or agent under or in connection with this Lease or any other document or instrument heretofore executed in connection with this Lease. Tenant hereby waives and releases any and all such personal liability and recourse. The limitations of liability provided in this Article 35 are in addition to, and not in limitation of, any limitation on liability applicable to Landlord provided by law or in any other contract, agreement or instrument. Tenant further acknowledges that CBRE Investors has entered into this Lease as an investment manager to Landlord and Tenant agrees that all persons dealing with CBRE Investors must look solely to Landlord (for which CBRE Investors is acting as investment manager) for the enforcement of any claims arising under this Lease (subject to the limitations upon Landlord’s liability as set forth above), as neither CBRE Investors nor any of its affiliated entities (including, but not limited to CB Richard Ellis, Inc. and CB Richard Ellis Services, Inc.) nor any of their respective officers, directors, agents, managers, trustees, employees, members, investment managers, partners or shareholders, assume any personal, corporate, partnership, limited liability company, or other liability for any of the obligations entered into by CBRE Investors as investment manager for Landlord.

36.

PROHIBITED TRANSACTIONS

36.01 Tenant hereby acknowledges that Landlord is a unit of the California State and Consumer Services Agency established pursuant to Title I, Division 1, Parts 13 and 14 of the California Education Code, Sections 22000 et seq., as amended (the “Education Code”). As a result, Landlord is prohibited from engaging in certain transactions with or for the benefit of any “employer”, “employing agency”, “member”, “beneficiary” or “participant” (as those terms are defined in the Education Code). In addition, Landlord may be subject to certain restrictions and requirements under the Internal Revenue Code, 26 U.S.C. Section 1 et seq. (the “Code”). Accordingly, Tenant represents and warrants to Landlord that (a) Tenant is neither an employer or employing agency nor a member, beneficiary or participant; (b) Tenant has not made any contribution or contributions to Landlord; (c) to Tenant’s actual knowledge, neither any employer, employing agency, member, beneficiary or participant, nor any person who has made any contribution to Landlord, nor any combination thereof, is related to Tenant by any relationship described in Section 267(b) of the Code; (d) neither Landlord, Landlord’s investment advisor, CBRE Investors, their affiliates, related entities, agents, officers, directors or employees, nor any Landlord board member, employee or internal investment contractor (both groups collectively, “Landlord’s Affiliates”) has received nor will receive, directly or indirectly, any payment, consideration or other benefit (other than those expressly provided for in this Lease) from, nor do any of Landlord’s Affiliates have any agreement or arrangement with Tenant or any person or entity affiliated with Tenant relating to the transactions contemplated by this Lease; and (e) to Tenant’s actual knowledge, no Landlord’s Affiliates have any direct or indirect ownership interest in Tenant or any person or entity affiliated with Tenant.

37.

HAZARDOUS MATERIALS

37.01 As used in this Lease, the term “Hazardous Material” shall be deemed to mean any flammable items, explosives, radioactive materials, hazardous or toxic substances, material or waste or related materials, including any substances defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “infectious wastes”, “hazardous materials” or “toxic substances” now or subsequently regulated under any federal, state or local laws, regulations or ordinances including, without limitation, oil, petroleum-based products, paints, solvents, lead, cyanide, DDT, printing inks, acids, pesticides, ammonia compounds and other chemical products, chemicals known to cause cancer or reproductive toxicity, asbestos, polychlorinated biphenyls (PCBs) and similar compounds, and including any different products and materials which are subsequently found to have adverse effects on the environment or the health and safety of persons. Without limitation, Hazardous Materials shall expressly include those substances and materials described in and under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. § 9601 et seq., the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. § 6901 et seq., and any applicable state or local laws or regulations adopted pursuant to these acts.

37.02 Tenant shall not cause or permit any Hazardous Material to be generated, produced, manufactured, brought upon, used, stored, treated, discharged, released, spilled or disposed of on, in, under or about the Leased Premises, the Buildings or the Project by Tenant, its affiliates, agents, employees, contractors, sublessees, assignees or invitees (collectively, “Tenant Parties”); provided, however, that nothing herein shall prohibit: (a) routine janitorial and office supplies to be used and/or stored on the Leased Premises in the usual and customary manner and quantities and in compliance with all applicable environmental laws and regulations; and (b) etchants, adhesives, and other materials to be used and/or stored on the Leased Premises that are reasonably necessary to service and maintain Tenant’s equipment and that are used, stored and disposed of in compliance with all applicable environmental laws and regulations. Tenant shall indemnify, defend and hold Landlord harmless from and against any and all actions (including, without limitation, remedial or enforcement actions of any kind, administrative or judicial proceedings, and orders or judgments arising out of or resulting therefrom), costs, claims, damages (including, without limitation, punitive damages), expenses

(including, without limitation, attorneys’, consultants’ and experts’ fees, court costs and amounts paid in settlement of any claims or actions), fines, forfeitures or other civil, administrative or criminal penalties, injunctive or other relief (whether or not based upon personal injury, property damage, or contamination of, or adverse effects upon, the environment, water tables or natural resources), liabilities or losses (collectively, “Environmental Claims”) arising from a breach of this prohibition by Tenant or any of the Tenant Parties.

37.03 Except as expressly permitted above, in the event that Hazardous Materials are discovered upon, in, or under the Leased Premises, the Buildings or the Project, and/or any governmental agency or entity having jurisdiction over the Project requires the removal of such Hazardous Materials, Tenant shall be responsible for the removal and disposal of those Hazardous Materials arising out of or related to the use or occupancy of the Leased Premises, the Buildings or the Project by Tenant or any of the Tenant Parties. Tenant shall not, however, be responsible for the removal and disposal of those Hazardous Materials arising out of or related to the use or occupancy of the Leased Premises, the Buildings or the Project by prior lessees of the Leased Premises, or other lessees or owners of the Project, except to the extent Tenant or any of the Tenant Parties have contributed to or exacerbated such pre-existing condition. Notwithstanding the foregoing, Tenant shall not take any remedial action in or about the Leased Premises, the Buildings or the Project, nor enter into any settlement agreement, consent decree or other compromise with respect to any claims relating to Hazardous Materials in any way connected with the Leased Premises, the Buildings or the Project, without first notifying Landlord of Tenant’s intention to do so and affording Landlord the opportunity to appear, intervene or otherwise appropriately assert and protect Landlord’s interest with respect thereto. Tenant immediately shall notify Landlord in writing of: (i) any spill, release, discharge or disposal of any Hazardous Material in, on, under, around or about the Leased Premises, the Buildings or any portion thereof, of which Tenant has knowledge; (ii) any enforcement, cleanup, removal or other governmental or regulatory action instituted, contemplated, or threatened pursuant to any Hazardous Materials Laws of which Tenant has notice; (iii) any claim made or threatened by any person against Tenant, any of the Tenant Parties, the Leased Premises, the Buildings or the Project relating to damage, contribution, cost recovery, compensation, loss or injury resulting from or claimed to result from any Hazardous Materials of which Tenant has knowledge; and (iv) any reports made to any governmental agency or entity arising out of or in connection with any Hazardous Materials in, on, under, around or about or removed from the Leased Premises, the Buildings or the Project, of which Tenant has knowledge, including any complaints, notices warnings, reports or asserted violations in connection therewith. Tenant also shall supply to Landlord as promptly as possible, and in any event within five (5) business days after Tenant first receives or sends the same, copies of all claims, reports, complaints, notices, warnings or asserted violations relating in any way to the Leased Premises, the Buildings or the Project or the use or occupancy thereof by Tenant or any of the Tenant Parties.

37.04 If any lender or governmental agency shall ever require testing to ascertain whether or not there has been any release of Hazardous Materials, then the reasonable costs thereof shall be reimbursed by Tenant to Landlord upon demand as additional charges if such requirement applies to the Leased Premises; provided that, Tenant shall not be responsible for the cost of any such testing unless there exists reasonably convincing evidence that Tenant or its employees, agents or contractors caused the contamination or other hazardous condition or that the Hazardous Materials otherwise emanated or were released from the Leased Premises during the term of this Lease and that Landlord was not responsible for such release. In addition, Tenant shall execute affidavits, representations and the like from time to time at Landlord’s request concerning Tenant’s best knowledge and belief regarding the presence of hazardous substances or materials on the Leased Premises.

37.05 Landlord hereby in good faith represents and warrants, to the best of Landlord’s knowledge and belief, that no Hazardous Materials are contained or located in, on, or under the Leased Premises as of the date of this Lease. Landlord shall not knowingly and/or wilfully cause the release of nor allow any of Landlord’s agents to cause the release of, any Hazardous Materials in the Project, except for routine janitorial and office supplies used and/or stored on the Project in the usual and customary manner and quantities and in compliance with all applicable environmental laws and regulations. Landlord, at its sole cost and expense, shall clean up, remove, remediate and repair any soil or groundwater contamination or other damage or contamination materially affecting the Leased Premises in conformance with the requirements of applicable law from a release of any Hazardous Materials in the Leased Premises caused or knowingly and willfully permitted by Landlord.

37.06 The respective rights and obligations of Landlord and Tenant under this Article 37 shall survive the expiration or earlier termination of this Lease.

38.

MISCELLANEOUS PROVISIONS

38.01 Whenever the singular number is used in this Lease and when required by the context, the same shall include the plural, and the masculine gender shall include the feminine and neuter genders, and the word “person” shall include corporation, firm or association. The obligations imposed upon each of the entities identified as Tenant under this Lease shall be joint and several.

38.02 The headings or titles to paragraphs of this Lease are for convenience only and shall have no effect upon the construction or interpretation of any part of this Lease.

38.03 This instrument contains all of the agreements and conditions made between the parties to this Lease and may not be modified orally or in any other manner than by agreement in writing signed by all parties to this Lease.

38.04 Where the consent of a party is required, such consent will not be unreasonably withheld or delayed.

38.05 This Lease shall create only the relationship of landlord and tenant between Landlord and Tenant; no estate shall pass out of Landlord; Tenant has only a usufruct, not subject to levy and/or sale and not assignable by Tenant except as provided in paragraph 20.01 hereof.

38.06 Except as otherwise expressly stated, each payment required to be made by Tenant shall be in addition to and not in substitution for other payments to be made by Tenant.

38.07 All covenants and agreements to be performed by Tenant under any of the terms of this Lease shall be performed by Tenant at Tenant’s sole cost and expense and without any abatement of rent.

38.08 No payment by Tenant or receipt by Landlord of a lesser amount than any installment or payment of rent due shall be deemed to be other than on account of the amount due, and no endorsement or statement on any check or payment of rent shall be deemed an accord and satisfaction. Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such installment or payment of rent, or pursue any other remedies available to Landlord.

38.09 Subject to paragraph 20, the terms and provisions of this Lease shall be binding upon and inure to the benefit of the heirs, executors, administrators, successors, and assigns of Landlord and Tenant. In the event of any conveyance by Landlord of its interest in and to the Leased Premises, the Buildings or the Land, all obligations under this Lease of the conveying party shall cease and Tenant shall thereafter look solely to the party to whom the Leased Premises were conveyed for performance of all of Landlord’s duties and obligations under this Lease.

38.10 Tenant acknowledges and agrees that, whether or not such services are at this time being provided to the Project, Landlord shall have no obligation to provide guards or other security protection for the Leased Premises, and Tenant hereby agrees that any and all security protection shall be the sole responsibility of Tenant. Furthermore, Landlord and Tenant hereby agree that any such security services which may now or hereafter be provided by Landlord may be discontinued by Landlord at any time.

38.11 This Lease shall be governed by Georgia law.

38.12 Time is of the essence of each term and provision of this Lease.

38.13 Tenant shall not record this Lease or a memorandum thereof without the written consent of Landlord. Upon the request of Landlord, Tenant shall join in the execution of a memorandum or so-called “short form” of this Lease for the purpose of recordation. Said memorandum or short form of this Lease shall describe the parties, the Leased Premises and the lease term, and shall incorporate this Lease by reference.

38.14 Landlord’s liability for performance of its obligations under the terms of this Lease shall be limited to its interest in the Leased Premises.

[SIGNATURES CONTAINED ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto who are individuals have set their hands and seals, and the parties who are business entities have caused this instrument to be duly executed by its proper officers and its corporate seal (if applicable) to be affixed, as of the day and year set forth opposite the respective signature blocks of such parties hereinbelow.

LANDLORD:

CALIFORNIA STATE TEACHERS’ RETIREMENT SYSTEM, a public entity of the State of California

By:	CB RICHARD ELLIS INVESTORS, L.L.C.,
a Delaware limited liability company
Its: Investment Manager

Date:	By:

Its: Authorized Signatory

By:

Its: Authorized Signatory

TENANT:

CERADYNE, INC., a Delaware corporation, d/b/a Ceradyne Thermo Materials

Date:	By:

Print Name:
Print Title:

Attest:

Print Name:
Print Title:

[CORPORATE SEAL]

EXHIBIT “A”

SITE PLAN

PARKNORTH

A Mixed-Use Development / Dekalb County, Georgia

EXHIBIT “B-1”

FLOOR PLAN

PARK NORTH

696 PARK NORTH BLVD.

EXHIBIT “B-2”

FLOOR PLAN

PARK NORTH

780 PARK NORTH BLVD.

EXHIBIT “C”

TENANT’S ACCEPTANCE OF PREMISES

Tenant:

Landlord:

Date Lease Signed:

Term of Lease:

Address of Leased Premises: Suite containing approximately square feet, located at

Commencement Date:

Expiration Date:

The above described premises are accepted by Tenant as suitable for the purpose for which they were let. The above described lease term commences and expires on the dates set forth above. Tenant acknowledges that it has received from Landlord              number of keys to the Leased Premises. It is understood that there is a punch list which will be completed after move-in and will be an exhibit to the Tenant Estoppel.

TENANT	LANDLORD

(Type Name of Tenant)	(Type Name of Landlord)

By:		By:

	(Signature)		(Signature)

	(Type Name and Title)		(Type Name and Title)

EXHIBIT “D”

SPECIAL STIPULATIONS RIDER

The following Rider is attached to and made a part of that certain Lease Agreement dated December 17, 2003 (hereinafter referred to as the “Lease”), by and between CALIFORNIA STATE TEACHERS’ RETIREMENT SYSTEM, a public entity of the State of California (hereinafter referred to as the “Landlord”), and CERADYNE, INC., a Delaware corporation, d/b/a Ceradyne Thermo Materials (hereinafter referred to collectively as the “Tenant”), for the lease of premises located in and being commonly known and identified as Suites 100, Building 696, and Suite 122, Building 780, ParkNorth Business Center, 696 and 780 ParkNorth Boulevard, Clarkston, Georgia 30021, consisting of a total of approximately 47,000 rentable square feet (hereinafter referred to as the “Leased Premises”).

1. CONDITION OF LEASED PREMISES AND IMPROVEMENTS.

A. Landlord hereby agrees, at Landlord’s sole cost and expense, except as otherwise herein indicated: (i) to add a ramp to the exterior of the portion of the Leased Premises located within Building 696; and (ii) to make those certain improvements to the portion of the Leased Premises, as are shown, depicted and/or described on the Space Plan of Building 780 which is attached hereto as Exhibit “D-1” and incorporated herein by specific reference thereto (hereinafter referred to collectively as the “Landlord’s Work”). Tenant shall cooperate with Landlord as necessary in order to facilitate the completion of the Landlord’s Work in a complete and timely manner and, without limiting the foregoing, shall provide to Landlord all information as may be required by Landlord’s architects, engineers and contractors in connection therewith.

B. The Landlord’s Work shall be completed by Landlord as soon following the full execution and delivery of this Lease as is reasonably practicable. The Landlord’s Work shall be performed and completed, except as otherwise specifically agreed, in accordance with Landlord’s usual Project standards and shall, except as otherwise specifically provided in writing, be constructed and/or installed generally at such cost, in such manner and utilizing such Project standard materials and finishes and such quality of workmanship as Landlord shall deem to be commercially reasonable in its sole and absolute discretion with regard to leasehold space of similar size, type, location and use in the Atlanta, Georgia area. The Landlord’s Work shall be deemed to have been substantially completed for all purposes of this Lease upon the date that: (i) all of the Building systems have been made operational to the extent necessary to service the Leased Premises; (ii) Landlord has substantially completed all the Landlord’s Work required to be performed by Landlord in accordance with this Rider and the Lease (except for minor Punch List items, the failure of completion of which would not materially impair Tenant’s use or occupancy of the Leased Premises); and (iii) a certificate of occupancy has been issued by the appropriate governmental building inspection entity having authority to issue same in the jurisdiction where the Project is located, if applicable, and a certificate of completion has been obtained from Landlord’s architect or contractor certifying that the Landlord’s Work has been substantially completed in accordance with the terms and provisions regarding the Landlord’s Work as set forth herein or as may be otherwise hereafter agreed to in writing (hereinafter referred to as the “Substantial Completion Date”).

C. Commencing not earlier than the date which is fourteen (14) days prior to the date Landlord in good faith estimates to be the Substantial Completion Date, Landlord shall permit Tenant or its agents or contractors to enter the Leased Premises at Tenant’s sole risk prior to the Substantial Completion Date in order to perform through Tenant’s own contractors, and at Tenant’s sole cost and expense, such installation of phone and data systems and of Tenant’s trade fixtures and equipment as Tenant may determine to be necessary to prepare the Leased Premises for Tenant’s use and occupancy (hereinafter referred to collectively as the “Tenant’s Installations”), at the same time that Landlord’s contractors are working in the Leased Premises to complete the Landlord’s Work; provided that, all such proposed Tenant’s Installations shall be non-structural in nature. The foregoing license to enter the Leased Premises prior to the Substantial Completion Date, however, is conditioned upon Tenant’s labor not interfering with Landlord’s contractors or with any other tenant or its labor. If at any time such entry shall cause disharmony, interference or disputes of any nature whatsoever, or if Landlord shall, in Landlord’s sole but reasonable judgment, determine that such entry, such work or the continuance thereof shall interfere with, hamper or prevent Landlord from proceeding with the completion of the Landlord’s Work prior to the Anticipated Commencement Date, then this license may be withdrawn by Landlord immediately upon written notice to Tenant. Such entry shall be deemed to be under and subject to all of the terms, covenants and conditions of the Lease Documents, and Tenant shall comply with all of the provisions of the Lease Documents which are the obligations or covenants of the Tenant.

D. Following the Substantial Completion Date, Landlord shall notify the Tenant that the Landlord’s Work has been substantially completed. Tenant agrees that, upon such notification, Tenant will promptly (and not later than two (2) business days after the date of Landlord’s said notice) inspect the Leased Premises and furnish to the Landlord a written statement setting forth any items which, in Tenant’s opinion, remain to be completed (hereinafter referred to as the “Punch List”). Upon Landlord’s request, Tenant will also from time to time provide Landlord with updates of the Punch List reflecting the completion of any items originally listed thereon. In no event, however, shall Landlord be obligated to repair any defects in the construction of the Landlord’s Work of which Tenant has knowledge or should have had knowledge which are not originally listed on the Punch List, beyond a period of six (6) months after the Substantial Completion Date. At any time after the Commencement Date, Landlord may enter the Leased Premises to complete Punch List items, and such entry by Landlord, its agents, servants, employees or contractors for such purpose shall not constitute an actual or constructive eviction, in whole or in part, or entitle Tenant to any abatement or diminution of rent, or relieve Tenant from any obligation under this Lease, or impose any liability upon Landlord or its agents, provided that Landlord shall use commercially reasonable efforts to minimize interference with or disturbance of Tenant’s use or occupancy of the Leased Premises.

E. Notwithstanding anything contained hereinabove to the contrary, Tenant hereby agrees that Landlord’s liability for the cost of the construction and/or installation of the Landlord’s Work shall be limited to and shall in no event exceed a total of EIGHTY-TWO THOUSAND TWO HUNDRED FIFTY AND NO/100THS DOLLARS ($82,250.00) (hereinafter referred to as the “Improvement Allowance”). Any and all of the costs of construction and/or installation of the Landlord’s Work which are in excess of the amount of the Improvement Allowance, whether resulting from change orders, requests for non-Project standard materials or upgrades, any act or omission of Tenant which materially delays completion of the Landlord’s Work or otherwise, shall be the sole and exclusive liability of Tenant, and Tenant agrees to reimburse Landlord promptly upon the receipt of demand by Landlord for such reimbursement accompanied by invoices or estimates evidencing the costs actually incurred or anticipated to be incurred in the construction and/or installation of the Landlord’s Work (hereinafter referred to as the “Tenant’s Costs”). The total cost of installation and construction of the Landlord’s Work shall be deemed to include, but shall not be limited to, the cost of the actual demolition, construction and installation of the Landlord’s Work, including labor and materials, all costs incurred in connection with plan review, construction management and rough inspection, all costs incurred in connection with the inspection and permitting of the Landlord’s Work and all other hard and soft costs of construction. Prior to the commencement of the construction of the Landlord’s Work, Tenant shall deliver to Landlord a sum equal to the amount, if any, by which the contract construction price exceeds the Improvement Allowance, and Landlord shall have no obligation to commence the Landlord’s Work until this amount has been so deposited by Tenant. All other amounts of the total cost of construction which exceed the Improvement Allowance shall be delivered by Tenant to Landlord within ten (10) days following receipt of written notice from Landlord of the amounts which are due, and payment of amounts of the Tenant’s Costs when due shall be a condition precedent to Landlord’s obligation to continue its performance of the Landlord’s Work. Subject to the limitation set forth hereinbelow, any portion of the Improvement Allowance which is in excess of the total cost of the Landlord’s Work may be credited against Rent first coming due under this Lease; provided that, the amount of such credit shall in no event exceed the sum of FOURTEEN THOUSAND SEVEN HUNDRED SIXTY-TWO AND 67/100THS DOLLARS ($14,762.67) (which amount is equal to one month of Base Rental as computed during the first 16 months of the term). In the event, however, that any portion of the Improvement Allowance is not so used or credited as provided for and permitted hereunder, then Landlord’s obligations with respect to the utilization of any such unused and uncredited portion of the Improvement Allowance shall terminate and expire and Tenant shall have no further rights to any such remaining portion of the Improvement Allowance. Furthermore, any amount of the Improvement Allowance which is not expended within six (6) months following the date of full execution of this Lease shall be forfeited by

Tenant and Tenant shall have no further rights hereunder with respect to any such unused portion of the Improvement Allowance.

F. Landlord’s property management agent, CB RICHARD ELLIS REAL ESTATE SERVICES, INC., a Delaware corporation (hereinafter referred to as the “Construction Manager”), shall supervise and manage the construction and installation of the Landlord’s Work. Tenant shall pay Landlord’s Construction Manager a supervisory and management fee equal to five percent (5%) of the actual total costs of furnishing, installing and/or constructing the Landlord’s Work (hereinafter referred to as the “Construction Management Fee”). In this regard, Landlord is hereby expressly authorized, at Landlord’s sole option, to deduct the Construction Management Fee from the Improvement Allowance prior to any disbursement thereof, and the amount of the Improvement Allowance remaining shall be reduced by the amount of any such portion of the Construction Management Fee so deducted and applied by Landlord.

G. Landlord shall use reasonable diligence to attempt to complete the construction of the Landlord’s Work on or before the Anticipated Commencement Date as set forth on the Cover Page of this Lease. Notwithstanding the foregoing, however, Landlord shall not be liable to Tenant if Landlord is for any reason unable to substantially complete the Landlord’s Work and to deliver possession of the Leased Premises to Tenant on or before such date, nor shall Landlord’s non-delivery of the Leased Premises to Tenant on such date in any way adversely affect this Lease or the obligations of Tenant thereunder with respect to the Leased Premises.

H. Except for the Landlord’s Work as hereinabove provided, Tenant hereby accepts the Leased Premises on an “as-is” basis and in its condition as of the date of this Lease, and Landlord is hereby expressly relieved of and released from any duty or obligation to make any other repairs, improvements or alterations to the Leased Premises prior to or after the Commencement Date of the Term, except to the extent Landlord may be otherwise required to make repairs under the express terms and provisions of this Lease. Tenant hereby further acknowledges that Landlord has made no representation as to the condition of the Leased Premises or the suitability of the Leased Premises for Tenant’s intended use, except as may be otherwise expressly set forth in this Lease.

I. Landlord hereby further acknowledges that Tenant presently contemplates the completion, at Tenant’s sole cost and expense, of certain additional non-structural interior improvements to the Leased Premises (hereinafter referred to collectively as the “Tenant’s Work”). The nature and description of the Tenant’s Work shall be subject to Landlord’s prior approval, which approval shall not be unreasonably withheld or delayed. Upon approval by Landlord, Tenant shall enter into a contract for the completion of the Tenant’s Work with a construction contractor selected by Tenant, and approved by Landlord, with such approval not to be unreasonably withheld or delayed. In this regard, Landlord hereby grants its express written consent, in advance, to the use of Mallory and Evans, having a mailing address of P.O. Box 447, Decatur, Georgia 30031, as the general contractor with respect to the construction of the Tenant’s Work as contemplated hereunder. The Tenant’s Work shall be designed, performed and completed by reputable architects, engineers and contractors, the identity of which shall be subject to Landlord’s prior approval, which approval shall not be unreasonably withheld or delayed. Landlord shall have no responsibility for or obligations in connection with the completion of the Tenant’s Work. The Tenant’s Work shall be made, performed and completed in a good and workmanlike manner, and shall fully comply with all codes, regulations and other requirements of all applicable building and inspection authorities, including applicable provisions of the Americans With Disabilities Act of 1990, as may be amended, and shall also be subject to all of the other terms and provisions of this Lease relating to modifications, alterations or other Work performed with respect to the Leased Premises. The nature, construction and design of the Tenant’s Work shall at all times be subject to Landlord’s review, inspection and approval, which approval shall not be unreasonably withheld or denied, and shall be subject to all of the terms and provisions of this Lease regarding modifications and alterations to the Leased Premises. The Tenant’s Work shall be completed in accordance with such reasonable rules, regulations and requirements as Landlord shall impose in connection therewith. Landlord’s architects, engineers and agents may enter the Leased Premises at all times during the period of the construction of the Tenant’s Work for the purpose of inspecting and monitoring the progress and state of completion of the Tenant’s Work, however, Landlord shall have no obligation to inspect or review such construction. The Tenant’s Work shall in no event be commenced until such time as Tenant provides Landlord with evidence of such builder’s risk and worker’s compensation insurance and with such payment and performance bonds in form and amount reasonably acceptable to Landlord as Landlord shall request or require or which Landlord shall otherwise deem to be necessary or appropriate in Landlord’s reasonable discretion. Tenant shall use due diligence to complete the Tenant’s Work as soon as reasonably practicable following delivery of possession of the Leased Premises to Tenant for this purpose. All construction activities performed by Tenant or its contractors shall be conducted so as to use reasonable efforts to minimize interference with the use and occupancy of the Buildings or the Project by other tenants thereof. All materials, work, installations, equipment and decorations of any nature whatsoever brought onto or installed within the Leased Premises by Tenant or its contractors pursuant to the provisions of this Lease shall be at Tenant’s sole risk, and neither Landlord nor any party acting on Landlord’s behalf shall be responsible for any damage thereto or loss or destruction thereof due to any reason or cause whatsoever, excluding Landlord’s or any such party’s negligence or willful or criminal misconduct. Tenant and its agents and contractors shall fully comply with any and all legal requirements regarding construction permitting and application for issuance of a certificate of occupancy with respect to the Tenant’s Work, and Tenant agrees to indemnify and hold Landlord harmless from and against any and all fines and other costs and expenses which may be levied against or incurred by Landlord as the result of Tenant’s failure to comply with its legal obligations as hereinabove set forth regarding the permitting, inspection and approval of the Tenant’s Work. Tenant shall provide Landlord with an as-built architectural drawing upon the completion of the Tenant’s Work.

J. Landlord shall clean the Leased Premises following the substantial completion of the Landlord’s Work, including removal of all rubbish and debris. The costs of the cleaning provided by Landlord pursuant to this Section shall not be included in CAM Charges for the Buildings prior to Tenant’s occupancy of the Leased Premises.

K. Neither Tenant nor the contractor shall be charged for, and Landlord shall provide, parking (to the extent parking is available) for Tenant’s architects, designers, contractors and subcontractors (including those people working on the Tenant’s Work), electricity, water, toilet facilities and HVAC services during the design period, the construction of the Tenant’s Work and during the move-in period. All such equipment, areas and utilities shall be made reasonably available to Tenant during the move-in period.

2. EARLY TERMINATION

A. Notwithstanding anything to the contrary contained in this Lease, Landlord and Tenant hereby covenant and agree that Tenant shall be provided with the right (hereinafter referred to as the “Early Termination Right”) to cancel and terminate this Lease upon written notice (hereinafter referred to as the “Termination Notice”) to Landlord that Tenant has been unable, after the exercise of its best, good faith, bona fide efforts, to obtain any governmental approvals lawfully necessary for Tenant’s intended use of the Leased Premises as provided for hereunder (hereinafter referred to collectively as the “Governmental Approvals”), on or before December 31, 2003 (hereinafter referred to as the “Lease Cancellation Date”). At the time the Termination Notice is provided, Tenant shall be required to provide Landlord with verifiable, documented and convincing evidence of Tenant’s failure to obtain such Governmental Approvals and of Tenant’s efforts to obtain same, and Landlord shall have the right to independently verify that such Governmental Approvals are required in connection with Tenant’s use of the Leased Premises and that applicable governmental entities have, notwithstanding the good faith efforts of Tenant, failed or refused to issue such Governmental Approvals prior to the Lease Cancellation Date.

B. In the event that the Termination Notice is delivered to Landlord prior to the Lease Cancellation Date and that Landlord has been provided with verifiable evidence of the necessity of such approvals and the failure to issue same, then this Lease shall terminate on the Lease Cancellation Date as designated and set forth above. In such event, Landlord and Tenant shall be relieved of and released from any and all of their respective duties, responsibilities and obligations under this Lease accruing after the Lease Cancellation Date, and Tenant shall on such date waive and relinquish all rights to occupancy, entry and possession of the Leased Premises, shall vacate the Leased Premises and remove all of its equipment, supplies, furnishings and other personal property (if any) therefrom, in accordance with the terms and provisions of this Lease and this Rider relating thereto, and shall forthwith surrender all rights to possession of the Leased Premises to Landlord. Furthermore, in such event, the full amount of any deposits previously paid by Tenant as provided for in Section 3.02 of this Lease, together with any previously paid Tenant’s Costs as provided for in Section 1.D. of this Exhibit “D”, shall be refunded in full to Tenant. However, in the event Tenant fails to deliver the Termination Notice to Landlord prior to the Lease Cancellation Date, or in the event that Landlord is unable to verify the need for and failure after good faith efforts to obtain the Governmental Approvals, then the Early Termination Right shall become null and void and of no further force or effect, and shall be ineffective to terminate this Lease. Furthermore, the Early Termination Right shall be null and void and of no further force or effect at any time during which Tenant is in breach or default under the terms and provisions of this Lease.

3. INSTALLATION AND REMOVAL OF EQUIPMENT. Landlord hereby acknowledges that Tenant may install certain equipment and trade fixtures within the Leased Premises to be used in connection with the operation of Tenant’s business, and Landlord hereby consents to such installation, subject to such reasonable rules and regulations as Landlord may from time to time impose with respect thereto. Landlord further acknowledges that certain of the equipment may be the property of the United States Government, to be used in connection with the performance of any contracts with the United States Government (hereinafter referred to as the “Government Equipment”), and that Tenant cannot guaranty that the Government Equipment will be removed by the United States Government promptly upon the expiration or earlier termination of the term of this Lease. Accordingly, Landlord hereby agrees that Tenant shall be permitted to retain the use of the Leased Premises for an additional period of not more than sixty (60) days beyond the expiration or earlier termination of the term of this Lease, solely for the storage of the Government Equipment pending its removal by Tenant or by the United States Government, and for no other uses or purposes, subject to the following terms and conditions: (i) Tenant shall pay Landlord Base Rental in the amounts set forth in Section 27 of this Lease for the entire period any such use continues, as if Tenant were holding over within the Leased Premises; (ii) Landlord shall suffer or incur no responsibility or liability for any damage to or loss of the Government Equipment; (iii) in the event the Government Equipment fails to be removed within such sixty (60) day period, Landlord shall be entitled to treat such Government Equipment as abandoned and to exercise all of its available rights and remedies with respect thereto under the terms of this Lease and under applicable law.

4. OPTION TO EXTEND LEASE TERM

A. Landlord hereby grants to Tenant two (2) options (hereinafter referred to collectively as the “Options” and each individually as an “Option”) to extend the term of this Lease for an additional period of thirty-six (36) consecutive months each (hereinafter referred to collectively as the “Extensions” and each individually as an “Extension”). The proper and valid exercise of the first of the Options (hereinafter referred to as the “First Extension Option”), shall extend the term of this Lease from the expiration date of the initial term of this Lease for a period or thirty-six (36) consecutive months thereafter (hereinafter referred to as the “First Extension Term”). The proper and valid exercise of the second of the Options (hereinafter referred to as the “Second Extension Option”) shall extend the term of this Lease from the expiration date of the First Extension Term for a period of thirty-six (36) consecutive months thereafter (hereinafter referred to as the “Second Extension Term”). In this regard, Landlord and Tenant hereby stipulate, acknowledge and agree that, if the First Extension Option is properly exercised by Tenant as provided for hereinbelow, the First Extension Term shall commence on the day immediately following the expiration date of the initial term of this Lease, and shall end and terminate on the last day of the thirty-sixth (36th) full month following such date, and that if the Second Extension Option is properly exercised by Tenant as provided for hereinbelow, the Second Extension Term shall commence on the day immediately following the expiration date of the First Extension Term, and shall end and terminate on the last day of the thirty-sixth (36th) full month following such date.

B. The lease of the Leased Premises during the period of the Extensions shall be upon the same terms and conditions as are set forth in this Lease, and shall be subject to all of the terms and provisions thereof, except as otherwise hereinbelow provided. The First Extension Option shall be exercised only by delivery of written notice to Landlord on or before August 1, 2008. The Second Extension Option shall be exercised only by delivery of written notice to Landlord on or before August 1, 2011. If Tenant fails to deliver to Landlord written notice of the exercise of an Option within any such prescribed time period, said Option and any succeeding Option shall lapse and expire and shall become null and void and of no further force or effect, and thereafter Tenant shall have or possess no other or further right to extend the term of this Lease. In addition, each Option shall be exercisable by Tenant and the term of this Lease shall be extended only upon the express condition that, at the time of the attempted exercise of any such Option, and at all times prior to the commencement of the Extension applicable thereto, Tenant shall not be in default under any of the terms or provisions of this Lease beyond any applicable notice and/or right to cure period provided for in this Lease.

C. (1) The amount of monthly Base Rental which shall be payable by Tenant during the First Extension Term shall be computed at the prevailing market rate for the lease of property of similar type, location, size and use in the geographic area where the Leased Premises are located, and shall be subject to the annual increases in Base Rental as hereinafter provided for, all as determined on the date which is one hundred eighty (180) days prior to the scheduled commencement date of the First Extension Term (hereinafter referred to as the “First Extension Term Rent Determination Date”). In this regard, Landlord and Tenant shall make all reasonable efforts to reach an agreement as to the amount of monthly Base Rental which shall be payable by Tenant during the First Extension Term on or before the First Extension Term Rent Determination Date. However, if for any reason whatsoever either Landlord or Tenant shall fail to agree in writing as to the amount of monthly Base Rental which shall be payable by Tenant during the First Extension Term prior to such date, then such amount of monthly Base Rental shall be determined in accordance with the appraisal procedure hereinafter set forth (hereinafter referred to as the “Three Appraiser Method”).

(2) The amount of monthly Base Rental which shall be payable by Tenant during the Second Extension Term shall be computed at the prevailing market rate for the lease of property of similar type, location, size and use in the geographic area where the Leased Premises are located, and shall be subject to the annual increases in Base Rental as hereinafter provided for, all as determined on the date which is one hundred eighty (180) days prior to the scheduled commencement date of the Second Extension Term (hereinafter referred to as the “Second Extension Term Rent Determination Date”). In this regard, Landlord and Tenant shall make all reasonable efforts to reach an agreement as to the amount of monthly Base Rental which shall be payable by Tenant during the First Extension Term on or before the Second Extension Term Rent Determination Date. However, if for any reason whatsoever either Landlord or Tenant shall fail to agree in writing as to the amount of monthly Base Rental which shall be payable by Tenant during the Second Extension Term prior to such date, then such amount of monthly Base Rental shall be determined in accordance with the above-referenced Three Appraiser Method.

(3) Within fifteen (15) days following either the First Extension Term Rent Determination Date or the Second Extension Term Rent Determination Date, if the Three Appraiser Method is determined to be necessary hereunder, Landlord and Tenant shall each appoint one (1) licensed real estate appraiser specializing in the field of commercial real estate appraisal in the Atlanta, Georgia metropolitan area, each of whom shall be recognized as ethical, experienced and reputable within their field. The two (2) appraisers so selected by Landlord and Tenant shall, within fifteen (15) days after they have both been appointed, select a third appraiser possessing the same qualifications, licensing, certifications and experience required of the Landlord’s and Tenant’s appraisers, as set forth above. Within thirty (30) days after all three (3) appraisers have been selected, each said appraiser shall make an independent determination of the prevailing market rate of monthly Base Rental which shall be payable by Tenant with regard to the lease of the Leased Premises during the period of the applicable Extension, as compared to leasehold space of equivalent type, location, size and use in the geographic area where the Leased Premises are located. In the event that the three (3) appraisers fail to reach an agreement as to the prevailing market rate of monthly Base Rental applicable to the lease of the Leased Premises, the prevailing market rate of monthly Base Rental shall be deemed to be the average of the two (2) appraisals which are closest in amount and such amount shall constitute the monthly Base Rental payable by Tenant during the period of such applicable Extension. In the event that either Landlord or Tenant fails to appoint an appraiser as provided for hereinabove for any reason whatsoever, then the appraiser appointed by the other such party shall have the sole power to determine the amount of the prevailing market rate of monthly Base Rental and such determination shall conclusively be deemed to constitute the amount of monthly Base Rental which shall be payable by Tenant during the period of such applicable Extension. Landlord shall pay all fees and expenses relating to its appraiser, Tenant shall pay all fees and expenses relating to its appraiser, and the fees and expenses of the third appraiser shall be divided equally between Landlord and Tenant.

(4) Once the amount of annual Base Rental has been determined as set forth hereinabove (and, accordingly, the monthly Base Rental), such amount of monthly Base Rental shall be payable by Tenant during each of the first twelve (12) months of any such applicable Extension to which such determination applies. Thereafter, however, during the remaining period of any such applicable Extension, the amount of annual Base Rental shall be increased annually by three percent (3%) of the amount of monthly Base Rental which shall be payable by Tenant hereunder during the twelve (12) month period of any such applicable Extension immediately preceding the date of any such increase.

D. It is hereby specifically stipulated and agreed by Tenant that any and all of the provisions of this Lease relating to the payment of CAM Charges, taxes, insurance costs and utility surcharges, and relating to the payment of any and all other amounts of additional rent, charges and expenses which are provided for under this Lease, shall be and remain in full force and effect and shall be fully applicable to the lease of the Leased Premises during the period of the respective Extensions. Tenant hereby agrees to pay all such amounts, charges and expenses relating to the lease and occupancy of the Leased Premises which are required to be paid under the terms of this Lease during the period of the respective Extensions, as such amounts become due.

E. Once the amount of monthly Base Rental which is payable by Tenant during the period of any applicable Extension has been agreed upon or otherwise determined, Tenant shall execute and deliver such lease extension agreements or other lease documents as Landlord shall reasonably require in order to evidence the terms of any such Extension as hereinabove provided for. In the event that such lease documents accurately reflect and memorialize the matters provided for herein regarding the extension of the term of this Lease, but the Tenant shall, nevertheless, fail to execute and deliver said lease documents within fifteen (15) days of the date Landlord delivers any such documents to Tenant, then, at Landlord’s option, the applicable Extension to which such documents apply shall lapse and expire and shall become null and void and of no further force and effect as if the Option applicable thereto had never been exercised, and thereafter, Tenant shall have or possess no other or further right to extend the term of this Lease beyond the scheduled expiration date of the initial term of this Lease.

F. The Options hereby provided for are personal to the Tenant and any permitted assignees named herein. If Tenant subleases any portion of the Leased Premises or assigns or otherwise transfers any interest in or under this Lease to any person or entity prior to the exercise of an Option, then, at Landlord’s option, such Option and any succeeding Option shall immediately lapse and expire and shall become of no further force or effect. Correspondingly, if Tenant subleases any portion of the Leased Premises or assigns or otherwise transfers any interest in or under this Lease to any person or entity after the exercise of the an Option but prior to the commencement of the period of the Extension applicable to such Option, then, at Landlord’s option, such Option and any succeeding Option shall immediately lapse and expire and become of no further force or effect, as if said Option had never been exercised. Finally, if Tenant subleases any portion of the Leased Premises or assigns or otherwise transfers any interest in or under this Lease after the commencement of an Extension, then, at Landlord’s Option, the term of this Lease shall expire and terminate upon the expiration of the period of the Extension during which such sublease, assignment or transfer occurs, and only the succeeding Option, if any, shall lapse and expire and be of no further force or effect.

5. RIGHT OF FIRST REFUSAL.

A. Tenant shall have and is hereby granted a right of refusal (hereinafter referred to as the “Right of First Refusal”) to lease those certain leasehold premises identified as Suite 110, Building 696, ParkNorth Business Center, 696 ParkNorth Boulevard, Clarkston, Georgia 30021, consisting of approximately 10,913 rentable square feet (hereinafter referred to as the “Expansion Premises”), the Expansion Premises being more particularly shown and depicted on the Floor Plan attached to this Lease as Exhibit “B-1”. The Right of First Refusal shall be exercisable by Tenant during the term of the Lease and any extensions thereof in the event Landlord receives any bona fide offer from any other party to lease all or any portion of the Expansion Premises, which offer is acceptable to Landlord. In the event Landlord receives any such bona fide offer, Landlord hereby agrees to notify Tenant in writing of the terms of any such bona fide offer, and thereafter, Tenant shall have five (5) business days from the date of such notice to irrevocably exercise its Right of First Refusal by delivery of written notice to Landlord.

B. If Tenant elects to exercise the Right of First Refusal, then Tenant shall execute a lease or such other appropriate lease amendment documents as Landlord shall reasonably require for the purpose of evidencing such election and the terms of such expansion within fifteen (15) days of the date of receipt of such documents from Landlord. Any such lease or lease amendment documents shall be based upon terms and conditions identical to those terms and conditions set forth in such bona fide offer, and shall in all other material respects be consistent with the terms and conditions of this Lease, to the extent not inconsistent with such bona fide offer.

C. Landlord and Tenant hereby expressly agree that, in the event that Tenant exercises its Right of First Refusal and that, pursuant thereto, Tenant’s lease of the Expansion Premises would extend for a period beyond the scheduled expiration date of Tenant’s lease of the Leased Premises as provided herein, then Tenant’s exercise of the Right of First Refusal shall also be deemed to constitute Tenant’s election to extend its lease of the Leased Premises for an additional period commencing on the scheduled expiration date of Tenant’s lease of the Leased Premises as provided herein and ending coterminously with Tenant’s lease of the Expansion Premises. Such extension of Tenant’s lease of the Leased Premises shall be upon the same terms and conditions as are set forth in this Lease, except that Base Rental shall be computed at prevailing market rates in effect at the time of such extension.

D. In the event that Tenant has exercised its Right of First Refusal hereunder at any time prior to the commencement of any of the applicable Extensions as provided for in Section 4 of this Exhibit “D” hereinabove, Tenant’s exercise of any applicable Option shall be deemed to constitute Tenant’s election to extend the term of the Lease with respect to both the Leased Premises and the Expansion Premises, and for this purpose, the term “Leased Premises”, as used in said Section 4 of Exhibit “D” hereof, shall be deemed to expressly include the Leased Premises and the Expansion Premises. Moreover, the Right of First Refusal may be exercised by Tenant only with respect to the entire portion of the Expansion Premises which are the subject of such bona fide offer.

E. In the event Tenant fails to exercise its Right of First Refusal or to execute a lease or lease extension documents within the time periods set forth hereinabove, then Landlord shall be entitled to lease such portion of the Expansion Premises to the party making such bona fide offer upon the terms and conditions set forth in such bona fide offer, without further notice to Tenant. The Right of First Refusal shall lapse and expire and become of no further force or effect if at any time Tenant is in default under this Lease and fails to cure such default within any applicable notice and right to cure periods which may be provided for therein.

F. The Right of First Refusal herein provided for is personal to the Tenant named on the first page of this Lease (and any permitted assignee) and may not be exercised by any assignee or subtenant of Tenant without Landlord’s express written consent.

G. The Right of First Refusal herein provided for is and shall be hereby expressly made subject and subordinate to any extension rights of any other tenant of the Project with respect to the Expansion Premises, to the extent any such rights are in existence as of the date of final execution and delivery of this Lease; specifically, the rights of Service Express, Inc., a South Carolina corporation, pursuant to the terms of its lease dated May 8, 2001.

6. RIDER CONSTRUCTION. Except as may be otherwise herein expressly provided, the terms used in this Rider shall have the same meaning and definition as set forth in the Lease. In addition, in the event of any inconsistency or conflict between the terms and provisions of this Rider and the terms and provisions of the Lease, the terms and provisions of this Rider shall be controlling and shall prevail over and shall supersede any such inconsistent or conflicting terms or provisions contained in the Lease.

* * * END OF RIDER * * *

EXHIBIT “D-1”

SPACE PLAN